Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ruby Tuesday, Inc.:

We have audited the accompanying consolidated balance sheets of Ruby Tuesday, Inc. and subsidiaries (the Company) as of June 5, 2012 and May 31, 2011, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 5, 2012. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ruby Tuesday, Inc. and subsidiaries as of June 5, 2012 and May 31, 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended June 5, 2012, in conformity with U.S. generally accepted accounting principles.  Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of June 5, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated August 6, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

As discussed in Notes 1 and 16 to the consolidated financial statements, the Company has revised its consolidated financial statements to correct the classification of certain items included in the consolidated statements of operations and to include condensed consolidating financial information.

/s/ KPMG LLP
Knoxville, Tennessee
August 6, 2012, except as to
notes 1 and 16, which are
as of February 7, 2013

Ruby Tuesday, Inc. and Subsidiaries
Consolidated Financial Statements
Consolidated Statements of Operations
(In thousands, except per-share data)

	For the Fiscal Year Ended
	June 5,	May 31,	June 1,
	2012	2011	2010

Revenue:
Restaurant sales and operating revenue	$1,320,040	$1,258,015	$1,188,043
Franchise revenue	5,738	7,147	6,753
	1,325,778	1,265,162	1,194,796

Operating costs and expenses:
Cost of merchandise	380,520	365,653	344,462
Payroll and related costs	447,395	415,200	389,111
Other restaurant operating costs	266,647	255,364	240,402
Depreciation	65,297	62,878	63,767
Selling, general, and administrative, net	121,961	93,114	78,118
Closures and impairments	18,665	6,249	3,776
Goodwill impairment	16,919
Equity in losses of unconsolidated franchises		574	328
Interest expense, net	23,312	13,508	17,074
	1,340,774	1,212,540	1,137,038

(Loss)/income before income taxes	(14,938)	52,622	57,758
(Benefit)/provision for income taxes	(14,750)	5,744	12,414

Net (loss)/income	$(188)	$46,878	$45,344

(Loss)/earnings per share:
Basic	$(0.00)	$0.73	$0.74
Diluted	$(0.00)	$0.72	$0.73

Weighted average shares:
Basic	62,916	64,029	61,533
Diluted	62,916	64,948	61,870
The accompanying notes are an integral part of the consolidated financial statements.

Ruby Tuesday, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per-share data)
	June 5, 2012	May 31, 2011
Assets:
Current assets:
Cash and short-term investments	$48,184	$9,722
Accounts and notes receivable	4,700	7,531
Inventories:
Merchandise	19,918	25,627
China, silver and supplies	9,112	8,843
Income tax receivable	837	3,077
Deferred income taxes	27,134	14,429
Prepaid rent and other expenses	13,670	12,797
Assets held for sale	4,713	1,340
Total current assets	128,268	83,366

Property and equipment, net	966,605	1,031,151
Goodwill	7,989	15,571
Other assets, net	70,675	56,938
Total assets	$1,173,537	$1,187,026

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$34,948	$29,807
Accrued liabilities:
Taxes, other than income and payroll	14,475	13,695
Payroll and related costs	32,546	27,559
Insurance	7,433	6,581
Deferred revenue – gift cards	8,758	8,731
Rent and other	21,610	17,861
Current maturities of long-term debt, including capital leases	12,454	15,090
Total current liabilities	132,224	119,324

Long-term debt and capital leases, less current maturities	314,209	329,184
Deferred income taxes	37,567	42,923
Deferred escalating minimum rent	45,259	44,291
Other deferred liabilities	68,054	59,591
Total liabilities	597,313	595,313

Commitments and contingencies (Note 12)

Shareholders’ equity:
Common stock, $0.01 par value; (authorized: 100,000 shares;
issued: 2012 – 64,038 shares, 2011 – 65,098 shares)	640	651
Capital in excess of par value	90,856	104,941
Retained earnings	498,985	499,173
Deferred compensation liability payable in Company stock	1,008	1,556
Company stock held by Deferred Compensation Plan	(1,008)	(1,556)
Accumulated other comprehensive loss	(14,257)	(13,052)
	576,224	591,713
Total liabilities and shareholders' equity	$1,173,537	$1,187,026

The accompanying notes are an integral part of the consolidated financial statements.

Ruby Tuesday, Inc. and Subsidiaries
Consolidated Statements of Shareholders’ Equity
and Comprehensive (Loss)/Income
(In thousands, except per-share data)
						Company Stock
						Held by the	Accumulated
	Common Stock		Capital In		Deferred	Deferred	Other	Total
	Issued		Excess of	Retained	Compensation	Compensation	Comprehensive	Shareholders’
	Shares	Amount	Par Value	Earnings	Liability	Plan	Loss	Equity

Balance, June 2, 2009	52,806	$528	$20,804	$406,951	$2,200	$(2,200)	$(11,917)	$416,366
Net income				45,344				45,344
Pension and post-retirement
benefit plans, net of taxes
of $829							(1,260)	(1,260)
Comprehensive income								44,084
Common stock offering	11,500	115	73,010					73,125
Shares issued pursuant to
compensation plans, net of
cancellations	186	2	(2)					0
Share-based compensation, net of
taxes of $2,741			4,525					4,525
Changes in Deferred
Compensation Plan					(164)	164		0
Balance, June 1, 2010	64,492	645	98,337	452,295	2,036	(2,036)	(13,177)	538,100
Net income				46,878				46,878
Pension and post-retirement
benefit plans, net of taxes
of $82							125	125
Comprehensive income								47,003
Shares issued pursuant to
compensation plans, net of
cancellations	606	6	1,897					1,903
Share-based compensation, net of
taxes of $3,156			4,707					4,707
Changes in Deferred
Compensation Plan					(480)	480		0
Balance, May 31, 2011	65,098	651	104,941	499,173	1,556	(1,556)	(13,052)	591,713
Net loss				(188)				(188)
Pension and post-retirement
benefit plans, net of taxes
of $793							(1,205)	(1,205)
Comprehensive loss								(1,393)
Shares issued pursuant to
compensation plans, net of
cancellations	940	9	346					355
Share-based compensation, net of
taxes of $1,924			3,990					3,990
Stock repurchases	(2,000)	(20)	(18,421)					(18,441)
Changes in Deferred
Compensation Plan					(548)	548		0
Balance, June 5, 2012	64,038	$640	$90,856	$498,985	$1,008	$(1,008)	$(14,257)	$576,224

The accompanying notes are an integral part of the consolidated financial statements.

Ruby Tuesday, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)	For the Fiscal Year Ended
	June 5, 2012	May 31, 2011	June 1, 2010
Operating activities:
Net (loss)/income	$(188)	$46,878	$45,344
Adjustments to reconcile net (loss)/income to net
cash provided by operating activities:
Depreciation	65,297	62,878	63,767
Amortization of intangibles	2,314	1,477	652
Provision for bad debts	20	570	1,730
Deferred income taxes	(20,207)	(1,486)	19,516
Loss on impairments, including disposition of assets	13,772	6,916	3,059
Goodwill impairment	16,919
Equity in losses of unconsolidated franchises		574	328
Share-based compensation expense	5,914	7,863	7,266
Excess tax benefits from share-based compensation	(36)	(599)
Amortization of deferred gain on sale-leaseback transactions	(78)
Loss/(gain) on acquisitions, including settlement losses	614	(6,676)
Other	1,476	708	1,941
Changes in operating assets and liabilities:
Receivables	1,296	265	(2,748)
Inventories	5,524	(2,453)	(7,788)
Income taxes	2,240	(4,126)	9,681
Prepaid and other assets	(799)	(1,013)	(2,281)
Accounts payable, accrued and other liabilities	18,173	4,516	(203)
Net cash provided by operating activities	112,251	116,292	140,264

Investing activities:
Purchases of property and equipment	(37,966)	(26,684)	(17,672)
Acquisition of franchise and other entities	(24,084)	(4,257)
Proceeds from sale-leaseback transactions	21,150
Proceeds from disposal of assets	5,994	6,741	5,479
Insurance proceeds from property claims	1,548
Reductions in Deferred Compensation Plan assets	244	535	694
Other, net	(641)	(827)	2,060
Net cash used by investing activities	(33,755)	(24,492)	(9,439)

Financing activities:
Proceeds from issuance of senior unsecured notes	246,340
Net payments on revolving credit facility	(177,000)	(67,900)	(115,300)
Principal payments on other long-term debt	(85,557)	(23,437)	(88,841)
Stock repurchases	(18,441)
Payments for debt issuance costs	(5,767)	(2,812)
Proceeds from issuance of stock, net of fees			73,125
Proceeds from exercise of stock options	355	1,903
Excess tax benefits from share-based compensation	36	599
Net cash used by financing activities	(40,034)	(91,647)	(131,016)

Increase/(decrease) in cash and short-term investments	38,462	153	(191)
Cash and short-term investments:
Beginning of year	9,722	9,569	9,760
End of year	$48,184	$9,722	$9,569

Supplemental disclosure of cash flow information-
Cash paid/(received) for:
Interest, net of amount capitalized	$21,505	$12,442	$18,944
Income taxes, net	$3,053	$8,924	$(14,100)
Significant non-cash investing and financing activities-
Retirement of fully depreciated assets	$32,137	$15,830	$27,491
Reclassification of properties to/(from) assets held for sale or receivables	$8,806	$3,405	$(8,175)
Assumption of debt and capital leases related to franchise
partnership acquisitions		$147,005
Liability for claim settlements and insurance receivables	$(280)	$(2,332)	$2,607
The accompanying notes are an integral part of the consolidated financial statements.

Ruby Tuesday, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Description of Business and Principles of Consolidation
Ruby Tuesday, Inc. including its wholly-owned subsidiaries (“RTI,” the “Company,” “we” and/or “our”) develops, operates and franchises casual dining restaurants in the United States, Guam, and 12 foreign countries under the Ruby Tuesday® brand.  We also own and operate 13 Lime Fresh Mexican Grill® (“Lime Fresh”), 11 Marlin & Ray’s™, two Truffles®, and one Wok Hay® casual dining restaurants.  At June 5, 2012, we owned and operated 714 Ruby Tuesday restaurants concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.  As of our fiscal year end, there were 79 domestic and international franchise Ruby Tuesday restaurants located in 14 states primarily outside the Company’s existing core markets (primarily the Western United States and portions of the Midwest) and in the Asia Pacific Region, Middle East, Guam, Canada, Iceland, Eastern Europe, the United Kingdom, and Central and South America.  Also at fiscal year end, there were four domestic franchise Lime Fresh restaurants located in Florida.

RTI consolidates its wholly-owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated.

Equity Method Accounting
“Franchise partnerships” as used throughout the Notes to Consolidated Financial Statements refer to our previous domestic franchisees in which we owned 1% or 50% of the equity of each such franchisee.  As further discussed in Note 3 to the Consolidated Financial Statements, we acquired 11 of our franchise partnerships during fiscal 2011 and the two remaining franchise partnerships have ceased operations.  We applied the equity method of accounting to our 50%-owned franchise partnerships through the dates of acquisitions.  Accordingly, we recognized our pro rata share of the earnings or losses of the franchise partnerships in the Consolidated Statements of Operations when reported by those franchisees.  The cost method of accounting was applied to all 1%-owned franchise partnerships.

A further description of our franchise programs is provided in Note 2 to the Consolidated Financial Statements.

Fiscal Year
Our fiscal year ends on the first Tuesday following May 30 and, as a result, a 53rd week is added every five or six years.  Fiscal 2012 contained 53 weeks.  The first three quarters of fiscal 2012 each contained 13 weeks and the fourth quarter contained 14 weeks.  In fiscal 2012, the 53rd week added $23.4 million to restaurant sales and operating revenue and $0.03 to diluted earnings per share in our Consolidated Statement of Operations.  The fiscal years ended May 31, 2011 and June 1, 2010 each contained 52 weeks.

Revenue Recognition
Revenue from restaurant sales is recognized when food and beverage products are sold.  We present sales net of sales tax and other sales-related taxes.  Deferred revenue-gift cards primarily represents our liability for gift cards that have been sold, but not yet redeemed, and is recorded at the expected redemption value.  When the gift cards are redeemed, we recognize restaurant sales and reduce the deferred revenue.

Using gift card redemption history, we have determined that substantially all of our guests utilize their gift cards within two years from the date of purchase.  Accordingly, we recognize gift card breakage for non-escheatable amounts beginning 24 months after the date of activation.

We recognized gift card breakage income of $1.8 million, $1.5 million, and $1.8 million during fiscal 2012, 2011, and 2010, respectively.  This income is included as an offset to Other Restaurant Operating Costs in the Consolidated Statements of Operations.

Franchise development and license fees received are recognized when we have substantially performed all material services and the restaurant has opened for business.  Franchise royalties (generally 4% of monthly sales) are recognized as franchise revenue on the accrual basis.  Advertising amounts received from domestic franchisees are considered by us to be reimbursements, recorded on an accrual basis when earned, and have been netted against selling, general, and administrative expenses in the Consolidated Statements of Operations.

We charge our franchisees various monthly fees that are calculated as a percentage of the respective franchise’s monthly sales.  Our franchise agreements allow us to charge up to a 4.0% royalty fee, a 1.5% support service fee, a 1.5% marketing and purchasing fee, and an advertising fee of up to 3.0%.  We defer recognition of franchise fee revenue for any franchise with negative cash flows at times when the negative cash flows are deemed to be anything other than temporary and the franchise has either borrowed directly from us or, historically, in regards to the franchise partnerships, through a facility for which we provided a guarantee.

We also do not recognize franchise fee revenue from franchises with fees in excess of 60 days past due.  Accordingly, we have deferred recognition of a portion of franchise revenue from certain franchises.  Unearned income for franchise fees was negligible and $1.2 million as of June 5, 2012 and May 31, 2011, respectively, which is included in Other deferred liabilities and/or Accrued liabilities – Rent and other in the Consolidated Balance Sheets.  See Note 4 to the Consolidated Financial Statements for information relating to the write-off of certain unearned income for franchise fees in fiscal 2012.

Pre-Opening Expenses
Salaries, personnel training costs, pre-opening rent, and other expenses of opening new facilities are charged to expense as incurred.

Share-Based Employee Compensation Plans
We recognize share-based payment transactions, including grants of employee stock options and restricted stock, as compensation expense based on the fair value of the equity award on the grant date.  This compensation expense is recognized over the service period on a straight-line basis for all awards except those awarded to retirement-eligible individuals, which are recognized on the grant date at their estimated fair value.  We record share-based compensation expense consistent with the other compensation expense for the recipient in either Payroll and related costs or Selling, general, and administrative, net in our Consolidated Statements of Operations.  See Note 11 to the Consolidated Financial Statements for further discussion regarding our share-based employee compensation plans.

Marketing Costs
Except for television and radio advertising production costs which we expense when the advertisement is first shown, we expense marketing costs as incurred. Marketing expenses, net of franchise reimbursements, which are included in Selling, general, and administrative expense in the Consolidated Statements of Operations, totaled $47.9 million, $27.8 million, and $15.4 million for fiscal 2012, 2011, and 2010, respectively.

Impairment or Disposal of Long-Lived Assets
We review our long-lived assets related to each restaurant to be held and used in the business, including any allocated intangible assets subject to amortization whenever events or changes in circumstances indicate that the carrying amount of a restaurant may not be recoverable. We evaluate restaurants based upon cash flows as our primary indicator of impairment. Based on the best information available, we write down an impaired restaurant to its fair value based upon estimated future discounted cash flows and salvage value, if any. In addition, when we decide to close a restaurant it is reviewed for impairment and depreciable lives are adjusted. The impairment evaluation is based on the estimated cash flows from continuing use through the expected disposal date and the expected terminal value.

See Note 8 to the Consolidated Financial Statements for a further discussion regarding our closures and impairments, including the impairments of goodwill and other long-lived assets.

Income Taxes
Our deferred income taxes are determined utilizing the asset and liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of assets and liabilities.   The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  We recognize interest and penalties accrued related to unrecognized tax benefits as components of our income tax expense.

We recognize in our consolidated financial statements the benefit of a position taken or expected to be taken in a tax return when it is more likely than not (i.e. a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities.  A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement.  Changes in judgment that result in subsequent recognition, derecognition or change in a measurement date of a tax position taken in a prior annual period (including any related interest and penalties) are recognized as a discrete item in the interim period in which the change occurs.

See Note 10 to the Consolidated Financial Statements for a further discussion of our income taxes.

(Loss)/Earnings Per Share
Basic (loss)/earnings per share is computed by dividing net (loss)/income by the weighted average number of common shares outstanding during each period presented.  Diluted (loss)/earnings per share gives effect to stock options and restricted stock outstanding during the applicable periods.  The following table reflects the calculation of weighted-average common and dilutive potential common shares outstanding as presented in the accompanying Consolidated Statements of Operations (in thousands):
	2012	2011	2010
Net (loss)/income	$(188)	$46,878	$45,344

Weighted-average common shares outstanding	62,916	64,029	61,533
Dilutive effect of stock options and restricted stock	–	919	337
Weighted average common and dilutive potential
common shares outstanding	62,916	64,948	61,870
Basic (loss)/earnings per share	$(0.00)	$0.73	$0.74
Diluted (loss)/earnings per share	$(0.00)	$0.72	$0.73

Stock options with an exercise price greater than the average market price of our common stock and certain options with unrecognized compensation expense do not impact the computation of diluted (loss)/earnings per share because the effect would be anti-dilutive.  The following table summarizes stock options and restricted shares that did not impact the computation of diluted (loss)/earnings per share because their inclusion would have had an anti-dilutive effect (in thousands):

	2012	2011	2010
Stock options	2,716*	2,517	4,450
Restricted shares	1,220*	421	884
Total	3,936	2,938	5,334
*Due to a net loss for the year ended June 5, 2012, all then outstanding share-based awards were excluded from the computation of diluted loss per share.

Comprehensive (Loss)/ Income
Comprehensive (loss)/income includes net income adjusted for certain revenue, expenses, gains and losses that are excluded from net income in accordance with U.S. GAAP, such as pension adjustments. Comprehensive (loss)/income is shown as a separate component in the Consolidated Statements of Shareholders’ Equity and Comprehensive (Loss)/Income.

Cash and Short-Term Investments
Our cash management program provides for the investment of excess cash balances in short-term money market instruments. Short-term investments are stated at cost, which approximates market value. We consider amounts receivable from credit card companies and marketable securities with a maturity of three months or less when purchased to be short-term investments.

Inventories
Inventories consist of food, supplies, china and silver and are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment and Depreciation
Property and equipment is valued at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets.  Estimated useful lives of depreciable assets generally range from three to 35 years for buildings and improvements and from three to 15 years for restaurant and other equipment.

Goodwill and Other Intangible Assets
Goodwill represents the excess of costs over the fair market value of assets of businesses acquired.  During fiscal 2012 and 2011, we recorded $9.3 million and $15.6 million, respectively, of goodwill associated with certain of our acquisitions as further discussed in Note 3 to the Consolidated Financial Statements.

As discussed further in Note 8 to the Consolidated Financial Statements, we determined during the fourth quarter of fiscal 2012 that our goodwill was impaired.  Accordingly, we recorded a charge of $16.9 million ($12.0 million, net of tax).  We perform tests for impairment annually, or more frequently if events or circumstances indicate it might be impaired.  Impairment tests for goodwill include comparing the fair value of the respective reporting unit with its carrying value, including goodwill.  We use a variety of methodologies in conducting these impairment assessments, including cash flow analyses that are consistent with the assumptions we believe hypothetical marketplace participants would use, estimates of sales proceeds and other measures, such as fair market price of our common stock, as evidenced by closing trading price.  Where applicable, we use an appropriate discount rate that is commensurate with the risk inherent in the projected cash flows.  If market conditions deteriorate, or if operating results decline unexpectedly, we may be required to record impairment charges.

The changes in the carrying amount of goodwill are as follows (in thousands):

Balance at June 1, 2010	$–
Acquisitions	15,571
Balance at May 31, 2011	15,571
Adjustments to fiscal year 2011
purchase price allocations	1,348
Acquisitions	7,989
Impairment	(16,919)
Balance at June 5, 2012	$7,989

Other intangible assets consist of reacquired franchise rights, favorable lease valuations, and trademarks.  The reacquired franchise rights were acquired as part of certain franchise acquisitions.  The favorable lease valuations resulted from the terms of acquired franchise operating lease contracts being favorable relative to market terms of comparable leases on the acquisition date.  See Note 3 to the Consolidated Financial Statements for more information on the purchase price allocation applied to each of RTI’s franchise partnership acquisitions in fiscal 2011.

Amortization expense of other intangible assets for fiscal 2012, 2011, and 2010 totaled $2.3 million, $1.5 million, and $0.7 million, respectively.  We amortize acquired and reacquired franchise rights on a straight-line basis over the remaining term of the franchise operating agreements.  The weighted average amortization period of acquired and reacquired franchise rights is 7.3 and 8.4 years, respectively.  We amortize favorable lease valuations as a component of rent expense on a straight-line basis over the remaining lives of the leases.  The weighted average amortization period of the favorable lease valuations is 25.8 years.  We amortize trade and service marks on a straight-line basis over the life of the trade and service marks, typically 10 years.  Amortization expense for intangible assets for each of the next five years is expected to be $3.5 million in fiscal 2013, $3.3 million in fiscal 2014, $3.1 million in fiscal 2015, $2.8 million in fiscal 2016, and $2.4 million in fiscal 2017.  Rent expense resulting from amortization of favorable lease valuations, net of rent income resulting from amortization of unfavorable lease valuations, is expected to be insignificant for each of the next five years.

Other intangible assets which are included in Other assets, net in the Consolidated Balance Sheets consist of the following (in thousands):

	2012		2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Reacquired franchise rights	$ 14,825	$ 4,961	$ 14,900	$ 2,956
Trademarks	11,961	847	836	672
Acquired franchise agreements	2,460	39	–	–
Favorable lease valuations *	2,205	168	2,023	63
Other	150	4	–	–
	$ 31,601	$ 6,019	$ 17,759	$ 3,691

* As of June 5, 2012 and May 31, 2011, we also had $1.3 million and $1.2 million, respectively, of unfavorable lease valuation liabilities which resulted from the terms of acquired franchise operating lease contracts being unfavorable relative to market terms of comparable leases on the acquisition date.  In addition, as of June 5, 2012, we had a liability of $0.2 million which resulted from the terms of a Lime Fresh license agreement being unfavorable relative to market terms of a comparable license agreement.  The majority of these liabilities is included within Other deferred liabilities in our Consolidated Balance Sheets.  See Note 3 to the Consolidated Financial Statements for more information on the favorable and unfavorable lease valuations from our acquisitions of franchise partnerships during fiscal 2011 and Lime Fresh in fiscal 2012.

Deferred Escalating Minimum Rent
Certain of our operating leases contain predetermined fixed escalations of the minimum rentals during the term of the lease, which includes option periods where failure to exercise such options would result in an economic penalty.  For these leases, we recognize the related rental expense on a straight-line basis over the life of the lease, beginning with the point at which we obtain control and possession of the leased properties, and record the difference between the amounts charged to operations and amounts paid as deferred escalating minimum rent.  Any lease incentives received are deferred and subsequently amortized over a straight-line basis over the life of the lease as a reduction of rent expense.

Pensions and Post-Retirement Medical Benefits
We measure and recognize the funded status of our defined benefit and postretirement plans in our Consolidated Balance Sheets as of our fiscal year end.  The funded status represents the difference between the projected benefit obligation and the fair value of plan assets.  The projected benefit obligation is the present value of benefits earned to date by plan participants, including the effect of future salary increases, as applicable.  The difference between the projected benefit obligation and the fair value of assets that has not previously been recognized as expense is recorded as a component of other comprehensive (loss)/income.

Fair Value of Financial Instruments
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.  The fair values are assigned a level within the fair value hierarchy to prioritize the inputs used to measure the fair value of assets or liabilities.  These levels are:

•	Level 1 – Observable inputs such as quoted prices in active markets for identical assets or liabilities;
•	Level 2 – Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3 – Unobservable inputs which require the reporting entity to develop its own assumptions.

See Note 13 to the Consolidated Financial Statements for a further discussion of our financial instruments.

Segment Reporting
Operating segments are components of an enterprise about which separate financial information is available that is reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

We aggregate similar operating segments into a single reportable operating segment if the businesses are considered similar.  We consider our restaurant concept and franchising operations as similar and have aggregated them.

Accounting Pronouncements Not Yet Adopted
In June 2011, the Financial Accounting Standards Board (“FASB”) issued guidance on the presentation of total comprehensive income, the components of net income, and the components of other comprehensive income.  This guidance is intended to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income.  The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 (our fiscal 2013 first quarter).  We do not expect the adoption of this guidance to have a material impact on our Consolidated Financial Statements.

In September 2011, the FASB issued guidance modifying the impairment test for goodwill by allowing businesses to first decide whether they need to do the two-step impairment test.  Under the guidance, a business no longer has to calculate the fair value of a reporting unit unless it believes it is very likely that the reporting unit’s fair value is less than the carrying value.  The guidance is effective for impairment tests for fiscal years beginning after December 15, 2011 (our fiscal 2013).  We do not expect the adoption of this guidance to have a material impact on our Consolidated Financial Statements.

In July 2012, the FASB issued guidance on testing indefinite-lived intangible assets for impairment.  Under the guidance, testing the decline in the realizable value (impairment) of indefinite-lived intangible assets other than goodwill has been simplified.  The guidance allows an organization the option to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test.  An organization electing to perform a qualitative assessment is no longer required to calculate the fair value of an indefinite-lived intangible asset unless the organization determines, based on a qualitative assessment, that it is “more likely than not” that the asset is impaired.  The guidance is effective for impairment tests for fiscal years beginning after September 15, 2012 (our fiscal 2014).  We do not expect the adoption of this guidance to have a material impact on our Consolidated Financial Statements.

Immaterial Reclassifications and Corrections of Consolidated Statements of Operations

As shown in the tables below, we made the following reclassifications and/or corrections to our Consolidated Statements of Operations for the years ended June 5, 2012, May 31, 2011, and June 1, 2010 (in thousands):
•	reclassified certain non-restaurant related sales from Restaurant sales and operating revenue to Selling, general, and administrative, net;
•
reclassified and/or corrected certain employee fringe benefit and payroll tax expenses for corporate employees and field executives from Payroll and related costs, which is intended to capture payroll and related expenses for restaurant level employees, to Selling, general and administrative, net.  Salaries and wages for these employees were already captured within the Selling, general and administrative, net caption;

•	reclassified certain expenses not directly related to restaurant operations from Other restaurant operating costs to Selling, general and administrative, net; and
•	corrected amortization expense of debt issuance costs and fees relating to our revolving credit facility from Other restaurant operating costs to Interest expense, net.

	As presented - Year ended June 5, 2012	Reclassifications and Corrections	As adjusted - Year ended June 5, 2012
Restaurant sales and operating revenue	$ 1,320,098	$ (58)	$ 1,320,040
Payroll and related costs	455,087	(7,692)	447,395
Other restaurant operating costs	270,132	(3,485)	266,647
Selling, general and administrative, net	114,534	7,427	121,961
Interest expense, net	19,620	3,692	23,312
Loss before income taxes	(14,938)	0	(14,938)

	As presented - Year ended May 31, 2011	Reclassifications and Corrections	As adjusted - Year ended May 31, 2011
Payroll and related costs	$ 422,230	$ (7,030)	$415,200
Other restaurant operating costs	256,632	(1,268)	255,364
Selling, general and administrative, net	85,971	7,143	93,114
Interest expense, net	12,353	1,155	13,508
Income before income taxes	52,622	0	52,622

	As presented - Year ended June 1, 2010	Reclassifications and Corrections	As adjusted - Year ended June 1, 2010
Payroll and related costs	$ 396,877	$ (7,766)	$389,111
Other restaurant operating costs	240,947	(545)	240,402
Selling, general and administrative, net	70,526	7,592	78,118
Interest expense, net	16,355	719	17,074
Income before income taxes	57,758	0	57,758

We made these reclassifications and corrections as we believe that reporting these amounts as shown above will more accurately reflect the nature of the expenses in our Consolidated Statements of Operations and are necessary to conform to the current period presentation and GAAP.  We have determined the reclassifications and corrections made to the Consolidated Statements of Operations in previous filings to be immaterial.

2.  Franchise Programs

As of June 5, 2012, our franchise programs included arrangements with 29 traditional domestic and international Ruby Tuesday concept franchisees and three traditional domestic Lime Fresh franchisees.  At the end of fiscal 2012, our franchisees collectively operated 79 Ruby Tuesday and four Lime Fresh restaurants.  We do not own any equity interest in our traditional franchisees.  As discussed further in Notes 3 and 12 to the Consolidated Financial Statements, during fiscal 2011 we acquired the remaining 99% and 50% membership interests of 11 franchise partnerships and acquired an additional Ruby Tuesday restaurant from a twelfth franchise partnership.

We enter into development agreements with our franchisees that require them to open varying numbers of Ruby Tuesday or Lime Fresh restaurants.  As of June 5, 2012, 10 of our 29 Ruby Tuesday concept traditional franchisees had agreements to develop new franchised Ruby Tuesday restaurants.  One of our three Lime Fresh concept franchisees had an agreement to develop new Lime Fresh restaurants as of June 5, 2012.  During fiscal 2012, 2011, and 2010, our Ruby Tuesday franchisees opened six, eight, and six, respectively, pursuant to development agreements, as follows:

	Ruby Tuesday				Lime Fresh
Fiscal Year	Franchise Partnerships	Other Domestic	International	Total
2012	–	2	4	6	4*
2011	1	4	3**	8
2010	–	2	4	6
*As discussed further in Note 3 to the Consolidated Financial Statements, on April 11, 2012 we acquired the royalty stream from four open, and one not yet open, Lime Fresh franchise restaurants.
** Includes one Wok Hay opening.
In conjunction with these openings, we recognized development and licensing fee income totaling $0.2 million, $0.4 million, and $0.1 million in fiscal 2012, 2011, and 2010, respectively.

Deferred development and licensing fees associated with all franchisees totaled $0.8 million at both June 5, 2012 and May 31, 2011.  We will recognize these fees as income when we have substantially performed all material services and the restaurant has opened for business.

As part of the franchise partnership program, we sponsored and served as partial guarantor for certain credit facilities to assist franchise partnerships with new restaurant development, working capital, and operational cash flow requirements.  During fiscal 2011, we recorded an expense of $6.7 million associated with the payment of guarantees to lenders for certain debt for two of our franchise partnerships, both of which have closed or sold their restaurants during the prior year.  See Note 12 to the Consolidated Financial Statements for more information on these guarantee payments.

3.  Business and License Acquisitions

Fiscal 2012 transactions
Given the knowledge gained about the Lime Fresh brand from our licensing agreement as discussed below, in addition to the growth potential we believe the Lime Fresh concept affords, on April 11, 2012, we completed the acquisition of Lime Fresh, including the assets of seven Lime Fresh concept restaurants, the royalty stream from five Lime Fresh concept franchised restaurants (one of which was not yet open), and the Lime Fresh brand’s intellectual property for $24.1 million.  Lime Fresh is a fast-casual Mexican concept that currently operates several restaurants primarily in the vicinity of Miami, Florida.  The Lime Fresh concept menu features items such as homemade tortilla chips, customizable nachos, flautas, salads, soups, fajitas, quesadillas, tacos, burritos, and salsa and guacamole.

Our Consolidated Financial Statements reflect the results of operations of these acquired restaurants subsequent to the date of acquisition.

The purchase prices of the Lime Fresh acquisition during fiscal 2012 have been preliminarily allocated based on fair value estimates as follows (in thousands):

Trademarks	$11,100
Goodwill	7,989
Acquired franchise rights	2,460
Property and equipment	2,405
Deferred income taxes	19
Other, net	(923)
Net impact on Consolidated Balance Sheet	23,050

Write-off of previous license agreement	1,034
Net impact on Consolidated Statements of Operations	1,034
Aggregate cash purchase price	$24,084

For the year ended June 5, 2012, a $1.0 million loss on the write-off of a previous license agreement, representing the balance remaining from the September 13, 2010 licensing agreement with LMFG International, LLC, was included in Other restaurant operating costs in our Consolidated Statements of Operations.  Further discussion regarding this agreement is presented later within this footnote.

We recorded $8.0 million of goodwill due to the purchase price exceeding the estimated fair value of the net assets acquired in certain of the acquisitions.  Of the goodwill recorded, we anticipate that an insignificant amount will be nondeductible for tax purposes.

We amortize the $11.1 million of acquired trademarks over a ten year period.  We amortize the $2.5 million of acquired franchise rights associated with this acquisition on a straight-line basis over the remaining term of the franchise operating agreements, which are approximately five to nine years from the date of acquisition.

The revenues and operating results from April 11, 2012, the date of acquisition, through June 5, 2012 for the seven Lime Fresh restaurants acquired in fiscal 2012 were not material to our consolidated financial statements.

During the fourth quarter of fiscal 2012, we made payments to 50 Eggs Branding Company, LLC (“50 Eggs”).  John Kunkel, the CEO of 50 Eggs, previously was CEO of LFMG International, LLC, and is a current Lime Fresh franchisee.  Fiscal 2012 payments to 50 Eggs include $30,000 for marketing services and $26,139 for training consulting for our Lime Fresh concept.  See Note 15 for further information on marketing contracts entered into with 50 Eggs subsequent to the end of fiscal 2012.

Fiscal 2011 transactions
As part of our strategy to generate incremental revenue and EBITDA through new concept conversions and franchise partnership acquisitions, as discussed below, during fiscal 2011 we acquired 109 Ruby Tuesday restaurants, including 106 purchased from certain of our franchise partnerships and three purchased from a traditional domestic franchisee.

On August 4, 2010, we acquired the remaining 99% and 50% of the membership interests of RT Long Island Franchise, LLC (“RT Long Island”) and RT New England Franchise, LLC (“RT New England”), respectively, thereby increasing our ownership to 100% of these companies.  RT Long Island and RT New England, previously franchise partnerships with 10 Ruby Tuesday restaurants each, were acquired for $0.2 million plus assumed debt.  As further consideration for the RT Long Island transaction, we surrendered collection of the note receivable and line of credit due from the franchise.  The note and line of credit, net of allowances for doubtful accounts and unearned revenue, totaled $0.4 million at the time of the transaction. RT Long Island and RT New England had total debt of $24.3 million at the time of acquisition, $1.9 million of which was payable to RTI.

On October 13, 2010, we acquired three Ruby Tuesday restaurants from a traditional domestic franchise in Kentucky for $1.6 million in cash.

On February 2, 2011, we acquired the remaining 50% of the membership interests of RT Western Missouri Franchise, LLC; RT Omaha Franchise, LLC; RT KCMO Franchise, LLC (“RT KCMO”); and RT St. Louis Franchise, LLC (“RT St. Louis”); and the remaining 99% of the membership interests of RT Indianapolis Franchise, LLC; RT Portland Franchise, LLC; and RT Denver Franchise, LP; thereby increasing our ownership to 100% of these seven companies.  These franchise partnerships collectively operated 72 restaurants at the time of acquisition, and were acquired for $0.5 million plus assumed debt.  As further consideration for these transactions, we surrendered collection of notes receivable and lines of credit due from certain of these franchisees.  The notes and lines of credit, net of allowances for doubtful accounts, totaled $0.9 million at the time of the transactions.  At the time of acquisition, these franchise partnerships had total debt of $106.6 million, $3.8 million of which was payable to RTI.

On February 25, 2011, we acquired one Ruby Tuesday restaurant from RT Utah Franchise, LLC (“RT Utah”), a franchise partnership in which we had a 1% ownership interest, for $2.0 million.  Shortly before completion of this transaction, RT Utah closed its other five restaurants.

On May 4, 2011, we acquired the remaining 50% of the membership interest of RT Minneapolis Franchise, LLC; and the remaining 99% of the membership interest of RT Las Vegas Franchise, LLC; thereby increasing our ownership to 100% of these two companies.  These franchise partnerships collectively operated 13 restaurants at the time of acquisition, and were acquired for assumed debt.  At the time of acquisition, these franchise partnerships had total debt of $18.7 million, $0.9 million of which was payable to RTI.

Our Consolidated Financial Statements reflect the results of operations of these acquired restaurants subsequent to the dates of acquisition.

The purchase prices of acquisitions during fiscal 2011 have been allocated based on fair value estimates as follows (in thousands):

		Fiscal 2012
	As Previously Reported	Adjustments	As Adjusted
Property and equipment	$137,075	$–	$137,075
Goodwill	15,571	1,348	16,919
Reacquired franchise rights	10,242	–	10,242
Other intangible assets, net of liabilities of $1,288	735	–	735
Deferred income taxes	380	(928)	(548)
Long-term debt and capital leases	(147,005)	–	(147,005)
Other net liabilities	(4,536)	–	(4,536)
Notes receivable	(1,529)	–	(1,529)
Net impact on Consolidated Balance Sheet	10,933	420	11,353

Gain on settlement of preexisting contracts, net	(4,906)	–	(4,906)
Gain on acquisitions	(1,770)	(420)	(2,190)
Net impact on Consolidated Statements of Operations	(6,676)	(420)	(7,096)
Aggregate cash purchase prices	$4,257	$–	$4,257

The RT Long Island, RT St. Louis, and RT KCMO acquisitions were considered bargain purchases as the purchase prices were less than the values assigned to the assets and liabilities acquired.  For the year ended May 31, 2011, a preliminary bargain purchase gain of $1.8 million, as well as a $4.9 million gain on settlement of preexisting contracts, was included in Other restaurant operating costs in our Consolidated Statements of Operations.  The preliminary estimate of the gain on acquisitions was adjusted in the third quarter of fiscal 2012 as additional information was received.

We recorded $16.9 million of goodwill due to the purchase price exceeding the estimated fair value of the net assets acquired in certain of the acquisitions.  As discussed further in Note 8 to the Consolidated Financial Statements, we concluded during the fourth quarter of fiscal 2012 that our goodwill associated with the Ruby Tuesday concept was impaired and recorded a charge of $16.9 million ($12.0 million, net of tax).

We amortize the $10.2 million of reacquired franchise rights associated with these acquisitions on a straight-line basis over the remaining term of the franchise operating agreements, which are approximately two to 12 years from the dates of acquisition.

Other intangible assets, net of liabilities consist of assets and liabilities resulting from the terms of acquired operating lease contracts being favorable or unfavorable relative to market terms of comparable leases on the acquisition date.  These assets and liabilities totaled $2.0 million and $1.3 million, respectively, at the time of acquisition and will be amortized as a component of rent expense over the remaining lives of the leases, which are approximately one to 33 years.

The table below shows operating results from the dates of acquisition (which occurred between August 4, 2010 and May 4, 2011) for the years ended June 5, 2012 and May 31, 2011 for the 109 restaurants that were acquired from franchisees in fiscal 2011 (in thousands):

	(Unaudited)
	June 5, 2012	May 31, 2011

Total revenue	$173,949	$76,068

Cost of merchandise	49,913	22,349
Payroll and related costs	61,807	25,535
Other restaurant operating costs	36,941	16,499
Depreciation	8,409	3,432
Selling, general, and administrative, net	12,557	4,431
	169,627	72,246
Income before income taxes	$4,322	$3,822

The following table presents supplemental pro forma information as if the acquisition of 106 restaurants from franchise partnerships had occurred on June 2, 2010 for the year ended May 31, 2011, and June 3, 2009 for the year ended June 1, 2010 (in thousands except per-share data):

	(Unaudited)
	May 31, 2011	June 1, 2010

Total revenue	$1,375,469	$1,379,853
Net income	$45,928	$45,352
Basic earnings per share	$0.72	$0.74
Diluted earnings per share	$0.71	$0.73

The unaudited pro forma consolidated results were prepared using the acquisition method of accounting and are based on the historical financial information of RTI and the franchises, reflecting both in fiscal 2011 and 2010 RTI and franchise results of operations.  The historical financial information has been adjusted to give effect to the pro forma events that are:  (1) directly attributable to the acquisitions, (2) factually supportable and (3) expected to have a continuing impact on the combined results.   The unaudited pro forma consolidated results are not necessarily indicative of what our consolidated results of operations actually would have been had we completed the acquisitions on June 2, 2010 and June 3, 2009.  In addition, the unaudited pro forma consolidated results do not purport to project the future results of operations of the combined company nor do they reflect the expected realization of any cost savings or otherwise improved profits associated with the acquisitions.  The unaudited pro forma consolidated results reflect primarily the following pro forma pre-tax adjustments:

•	Elimination of the franchises’ historical intangible asset amortization expense (approximately $0.2 million for the year ended May 31, 2011, and $0.2 million for the year ended June 1, 2010).

•	Elimination of RTI’s franchise revenue (approximately $0.5 million for the year ended May 31, 2011, and $1.7 million for the year ended June 1, 2010).

•	Elimination of RTI’s support service fee income and marketing reimbursements (approximately $2.1 million for the year ended May 31, 2011, and $4.3 million for the year ended June 1, 2010).

•	Elimination of RTI’s equity in losses of unconsolidated franchises (approximately $0.6 million for the year ended May 31, 2011, and $0.3 million for the year ended June 1, 2010).

•
Elimination of RTI’s bad debt expense relating to notes receivable and lines of credit due from the acquired franchises (approximately $0.2 million for the year ended May 31, 2011, and $0.9 million for the year ended June 1, 2010).

•	Additional amortization expense (approximately $0.8 million for the year ended May 31, 2011, and $1.5 million for the year ended June 1, 2010) related to reacquired franchise rights.

•
Additional depreciation expense (approximately $0.6 million for the year ended May 31, 2011, and $1.3 million for the year ended June 1, 2010) related to the fair value adjustments to property and equipment acquired.

•
Reduced interest expense (approximately $0.8 million for the year ended May 31, 2011, and $1.3 million for the year ended June 1, 2010) related to the fair value adjustments of acquired franchise debt.

•
Elimination of $0.2 million of costs incurred for the year ended May 31, 2011, which are directly attributable to the acquisitions, and which do not have a continuing impact on the combined company’s operating results.  Included in these costs are advisory and legal costs incurred by RTI.

All of the above adjustments were adjusted for the applicable tax impact, which for the above would be the statutory tax rate of 39.7%.  In addition, the pro forma net income and earnings per share amounts presented above reflect our estimates of the franchises’ FICA Tip and Work Opportunity Tax Credits for the portions of the fiscal year prior to the dates of acquisition.  These credits were $0.7 million and $0.9 million for the years ended May 31, 2011 and June 1, 2010, respectively.

License Acquisitions

On September 13, 2010, we entered into a licensing agreement with LFMG International, LLC which allowed us to operate multiple restaurants under the Lime Fresh name.  Under the terms of the agreement, we paid an initial development fee of $1.0 million and paid a license agreement fee of $5,000 for each Lime Fresh restaurant we opened.  In addition, we paid a royalty fee of 2.0%, and an advertising fee of 1.0%, of gross sales of any Lime Fresh restaurant that we opened.  The license agreement terminated when we acquired certain assets of LFMG International, LLC as discussed above.  We opened four Lime Fresh restaurants during fiscal 2012 under the terms of the license agreement prior to the acquisition on April 11, 2012.  As previously discussed, we wrote off the $1.0 million balance remaining on this license agreement upon completion of the acquisition in fiscal 2012.

Additionally, on July 22, 2010, following the approval of the Audit Committee of our Board of Directors, we entered into a licensing agreement with Gourmet Market, Inc. which is owned by our Chief Executive Officer’s brother, Price Beall.  The licensing agreement allows us to operate multiple restaurants under the Truffles® name.  Truffles is an upscale café concept that currently operates several restaurants in the vicinity of Hilton Head Island, South Carolina.  The Truffles concept offers a diverse menu featuring soups, salads, and sandwiches, a signature chicken pot pie, house-breaded fried shrimp, pasta, ribs, steaks, and a variety of desserts.

Under the terms of the agreement, we will pay a licensing fee to Gourmet Market, Inc. of 2.0% of gross sales of any Truffles we open.  Additionally, we will pay Gourmet Market, Inc. a monthly fee for up to two years for consulting services to be provided by Price Beall to assist us in developing and opening Truffles restaurants under the terms of the licensing agreement.  During the first 12 months of the agreement we paid $20,833 per month for such services.  During the second 12 months of the agreement we are required to pay $10,417 per month.  Gourmet Market, Inc. has the option to terminate future development rights if we do not operate 18 or more Truffles restaurants within five years or 40 or more Truffles within 10 years of the effective date of the agreement.  Management has yet to determine if it will open 18 or more Truffles restaurants within five years or 40 or more Truffles within 10 years.  We opened our first Truffles in Atlanta, Georgia in December 2010 and our second in Orlando, Florida in November 2011.  During the year ended June 5, 2012 and May 31, 2011, we paid Gourmet Market, Inc. $197,623 and $226,041, respectively, under the terms of the agreement.

4.  Accounts and Notes Receivable

Accounts and notes receivable – current consist of the following (in thousands):

	2012	2011
Rebates receivable	$923	$1,055
Amounts due from franchisees	770	2,506
Other receivables	3,007	3,970
	$4,700	$7,531

We negotiate purchase arrangements, including price terms, with designated and approved suppliers on behalf of us and our franchise system. We receive various volume discounts and rebates based on purchases for our Company-owned restaurants from numerous suppliers.

Amounts due from franchisees consist of royalties, license, and other miscellaneous fees, a substantial portion of which represents current and recently-invoiced billings.  Also included in this amount is the current portion of the straight-lined rent receivable from franchise sublessees.

We defer recognition of franchise fee revenue for any franchise with negative cash flows at times when the negative cash flows were deemed to be anything other than temporary and the franchise has borrowed directly from us.  We also do not recognize franchise fee revenue from franchises with fees in excess of 60 days past due.  Accordingly, we have deferred recognition of a portion of franchise revenue from certain franchisees.  Unearned income for franchise fees was insignificant and $1.2 million as of June 5, 2012 and May 31, 2011, respectively, which is included in Other deferred liabilities and/or Accrued liabilities – Rent and other in the Consolidated Balance Sheets.  The decrease in unearned income is primarily attributable to the write-off of unearned fees associated with a traditional domestic franchisee that filed bankruptcy in June 2012.  See Note 15 to the Consolidated Financial Statements for further discussion about the bankruptcy of this traditional franchisee.

As of June 5, 2012 and May 31, 2011, Other receivables consisted primarily of amounts due for third-party gift card sales ($1.3 million for both periods), amounts due from our distributor ($0.9 million and $0.7 million, respectively), and amounts due relating to insurance claims (negligible and $1.2 million, respectively).

5.  Inventories

Our merchandise inventory was $19.9 million and $25.6 million as of June 5, 2012 and May 31, 2011, respectively.  In order to ensure adequate supply and competitive pricing, in fiscal 2010 we began purchasing lobster in advance of our needs and storing it in third-party facilities prior to our distributor taking possession of the inventory.  Once the lobster is moved to our distributor’s facilities, we transfer ownership to the distributor.  We later reacquire the inventory from our distributor upon its subsequent delivery to our restaurants.  Lobster purchases are included within merchandise inventory in our Consolidated Balance Sheets.  The decrease in our merchandise inventory in fiscal 2012 is due primarily to reductions in the level of lobster inventory on hand at June 5, 2012 as a result of managing our levels down based on better forecasting of our lobster needs since the prior year.

6.  Property, Equipment, Assets Held for Sale, Operating Leases, and Sale-Leaseback Transactions

Property and equipment, net, is comprised of the following (in thousands):

	2012	2011
Land	$244,498	$256,761
Buildings	494,537	512,177
Improvements	421,143	427,169
Restaurant equipment	276,576	279,319
Other equipment	95,400	93,944
Construction in progress and other*	26,473	28,077
	1,558,627	1,597,447
Less accumulated depreciation	592,022	566,296
	$966,605	$1,031,151

* Included in Construction in progress and other as of June 5, 2012 and May 31, 2011 are $21.8 million and $23.3 million, respectively, of assets held for sale that are not classified as such in the Consolidated Balance Sheets as we do not expect to sell these assets within the next 12 months.  These assets primarily consist of parcels of land upon which we have no intention to build restaurants.

Included within the current assets section of our Consolidated Balance Sheets at June 5, 2012 and May 31, 2011 are amounts classified as assets held for sale totaling $4.7 million and $1.3 million, respectively.  Assets held for sale primarily consist of parcels of land upon which we have no intention to build restaurants, land and buildings of closed restaurants, and various liquor licenses.  In addition to operating restaurants sold and leased back, as discussed below, during fiscal 2012, 2011, and 2010 we sold surplus properties with carrying values of $5.3 million, $6.5 million, and $4.5 million, respectively, at net gains of $0.8 million, $0.1 million, and $1.0 million, respectively.  Cash proceeds, net of broker fees, from these sales totaled $6.0 million, $6.6 million, and $5.4 million, respectively.

As discussed further in Note 3 to the Consolidated Financial Statements, we acquired 109 restaurants from franchisees during fiscal 2011.  We recorded the property and equipment of these restaurants at their fair values, which were estimated to be $137.1 million at the acquisition dates.

Approximately 52% of our 741 restaurants are located on leased properties.  Of these, approximately 65% are land leases only; the other 35% are for both land and building.  The initial terms of these leases expire at various dates over the next 24 years. These leases may also contain required increases in minimum rent at varying times during the lease term and have options to extend the terms of the leases at a rate that is included in the original lease agreement. Most of our leases require the payment of additional (contingent) rent that is based upon a percentage of restaurant sales above agreed upon sales levels for the year. These sales levels vary for each restaurant and are established in the lease agreements.  We recognize contingent rental expense (in annual as well as interim periods) prior to the achievement of the specified target that triggers the contingent rental expense, provided that achievement of that target is considered probable.

During the year ended June 5, 2012, we completed sale-leaseback transactions of the land and building for ten Company-owned Ruby Tuesday concept restaurants for gross cash proceeds of $22.2 million, exclusive of transaction costs of approximately $1.1 million.  Equipment was not included.  The carrying value of the properties sold was $16.5 million.  The leases have been classified as operating leases and have initial terms of 15 years, with renewal options of up to 20 years.  Net proceeds from the sale-leaseback transactions were used to pay down certain of our mortgage loan obligations.

We realized gains on these transactions of $4.6 million, which have been deferred and are being recognized on a straight-line basis over the initial terms of the leases.  The current and long-term portions of the deferred gains are included in Accrued liabilities- Rent and other and Other deferred liabilities, respectively, in our June 5, 2012 Consolidated Balance Sheets.  Amortization of the deferred gains is included as a reduction to rent expense and is included within Other restaurant operating costs in our Consolidated Statement of Operations for the year ended June 5, 2012.

The following is a schedule by year of future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 5, 2012 (in thousands):

2013	$45,873
2014	42,255
2015	38,239
2016	33,822
2017	30,328
Subsequent years	170,096
Total minimum lease payments	$360,613

The following schedule shows the future minimum sub-lease payments contractually due from franchisees and others for the next five years and thereafter under noncancelable sub-lease agreements (in thousands):

	Franchisees	Others	Total
2013	$357	$143	$500
2014	201	125	326
2015	117	125	242
2016	93	73	166
2017	93	–	93
Subsequent years	172	–	172
Total minimum sub-lease payments	$1,033	$466	$1,499

The following table summarizes our minimum and contingent rent expense and our sublease rental income under our operating leases (in thousands):

	2012	2011	2010
Minimum rent	$48,420	$43,841	$43,474
Contingent rent	822	741	424
	49,242	44,582	43,898
Sublease rental income	(416)	(1,217)	(3,218)
	$48,826	$43,365	$40,680

The amounts shown for fiscal 2012, 2011, and 2010 above exclude rent expense/(income) of $3.7 million, $(0.4) million, and $1.8 million, respectively, relating to lease reserves established for closed restaurants or dead sites, which is included with Closures and impairments expense in our Consolidated Statements of Operations.

7.  Long-Term Debt and Capital Leases

Long-term debt and capital lease obligations consist of the following (in thousands):

	2012	2011
Senior unsecured notes	$250,000
Unamortized discount	(3,646)
Senior unsecured notes less unamortized discount	246,354
Revolving credit facility	–	$177,000
Series B senior notes:
due April 2013	–	44,442
Mortgage loan obligations	80,076	122,546
Capital lease obligations	233	286
	326,663	344,274
Less current maturities	12,454	15,090
	$314,209	$329,184

Estimated annual maturities of long-term debt and capital lease obligations at June 5, 2012 are as follows (in thousands):

2013	$12,454
2014	8,743
2015	8,084
2016	10,894
2017	15,714
Subsequent years	270,774
$326,663

On May 14, 2012, we entered into an indenture (the “Indenture”) among the Company, certain subsidiaries of the Company as guarantors  and Wells Fargo Bank, National Association as trustee, governing the Company’s $250.0 million aggregate principal amount of 7.625% senior notes due 2020 (the “Senior Notes”).  The Senior Notes were issued at a discount of $3.7 million, which is being amortized using the effective interest method over the eight year term of the notes.

The Senior Notes are guaranteed on a senior unsecured basis by our existing and future domestic restricted subsidiaries, subject to certain exceptions.  They rank equal in right of payment with our existing and future senior indebtedness and senior in right of payment to any of our future subordinated indebtedness.  The Senior Notes are effectively subordinated to all of our secured debt, including borrowings outstanding under our revolving credit facility, to the extent of the value of the assets securing such debt and structurally subordinated to all of the liabilities of our existing and future subsidiaries that do not guarantee the Senior Notes.

Interest on the Senior Notes is calculated at 7.625% per annum, payable semiannually on each May 15 and November 15, commencing November 15, 2012, to holders of record on the May 1 or November 1 immediately preceding the interest payment date.  The Senior Notes mature on May 15, 2020.

At any time prior to May 15, 2016, we may redeem the Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest.  At any time and from time to time on or after May 15, 2016, we may redeem the Senior Notes, in whole or in part, at the redemption prices specified in the Indenture.  At any time prior to May 15, 2015, we may redeem up to 35% of the Senior Notes from the proceeds of certain equity offerings.  There is no sinking fund for the Senior Notes.

The Indenture contains covenants that limit, among other things, our ability and the ability of certain of our subsidiaries to (i) incur or guarantee additional indebtedness; (ii) declare or pay dividends, redeem stock or make other distributions to stockholders; (iii) make certain investments; (iv) create liens or use assets as security in other transactions; (v) merge or consolidate, or sell, transfer, lease or dispose of substantially all of their assets; (vi) enter into transactions with affiliates; and (vii) sell or transfer certain assets.  These covenants are subject to a number of important exceptions and qualifications, as described in the Indenture, and certain covenants will not apply at any time when the Senior Notes are rated investment grade by the Rating Agencies, as defined in the Indenture.  The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Notes to be due and payable immediately.

In connection with the issuance of the Senior Notes, we have agreed to register with the SEC notes having substantially identical terms as the Senior Notes, as part of an offer to exchange freely tradable exchange notes for the Senior Notes.  We have agreed: (i) within 270 days after the issue date of the Senior Notes, to file a registration statement enabling holders of the Senior Notes to exchange the privately placed notes for publicly registered notes with substantially identical terms; (ii) to use commercially reasonable efforts to cause the registration statement to become effective within 365 days after the issue date of the Senior Notes; (iii) to consummate the exchange offer within 405 days after the issue date of the Senior Notes; and (iv) to file a shelf registration statement for resale of the notes if we cannot consummate the exchange offer within the time period listed above.

If we fail to meet these targets (each, a “registration default”), the annual interest rate on the Senior Notes will increase by 0.25%.  The annual interest rate on the Senior Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the otherwise applicable annual interest rate of 7.625%.  If we cure the registration default, the interest rate on the Senior Notes will revert to the original level.

On December 1, 2010, we entered into a five-year revolving credit agreement (the “Credit Facility”), under which we could borrow up to $320.0 million with the option to increase our capacity by $50.0 million to $370.0 million.  The Credit Facility replaced our then outstanding five-year revolving credit agreement (the “Prior Credit Facility”) that was entered into on February 28, 2007.  Bank of America, N.A., serves as Administrative Agent, Issuing Bank, Servicer and Swingline Lender under the Credit Facility.

On May 14, 2012, we entered into the Second Amendment to our revolving credit facility (the “Second Amendment”) to, among other things, reduce the maximum aggregate revolving commitment to $200.0 million, secure the revolving credit facility with a lien over the equity interests of certain subsidiaries, modify certain financial covenants and ratios and permit the issuance of the Senior Notes.  In connection with the Second Amendment, we wrote off $1.3 million of unamortized debt issuance costs which is included within Other restaurant operating costs in our June 5, 2012 Consolidated Statement of Operations.

The terms of the Credit Facility provide for a $40.0 million letter of credit subcommitment.  The Credit Facility also includes a $50.0 million franchise facility subcommitment (the “Franchise Facility Subcommitment”), which covers our guarantees of debt of our franchise partners in reliance upon the franchise facility guaranty agreement entered into by us and the subsidiary guaranty agreement entered into by our material domestic subsidiaries.  The Franchise Facility Subcommitment matures not later than December 1, 2015.  As of June 5, 2012, all amounts guaranteed under the Franchise Facility Subcommitment were settled.

The interest rate charged on borrowings pursuant to the Credit Facility can vary depending on the interest rate option we choose to utilize.  Our Base Rate for borrowings is defined to be the higher of Bank of America’s prime rate, the Federal Funds Rate plus 0.5%, or an adjusted LIBO Rate plus 1.00%, plus an applicable margin ranging from 0.25% to 1.50%.  The applicable margin for our Eurodollar Borrowings ranges from 1.25% to 2.50% depending on our Total Debt to EBITDAR ratio.

A commitment fee for the account of each lender at a rate ranging from 0.300% to 0.450% (depending on our Total Debt to EBITDAR ratio) on the daily amount of the unused revolving commitment of such lender is payable on the last day of each calendar quarter and on the termination date of the Credit Facility.  On the first day after the end of each calendar quarter until the termination date of the Credit Facility, we are required to pay a letter of credit fee for the account of each lender with respect to such lender’s participation in each letter of credit.  The letter of credit fee accrues at the applicable margin for Eurodollar Loans then in effect on the average daily amount of such lender’s letter of credit exposure (excluding any portion attributable to unreimbursed letter of credit disbursements) attributable to such letter of credit during the period from and including the date of issuance of such letter of credit to but excluding the date on which such letter of credit expires or is drawn in full.  Besides the commitment fee and the letter of credit fee, we are also required to pay a fronting fee on the daily amount of the letter of credit exposure (excluding any portion attributable to unreimbursed letter of credit disbursements) on the tenth day after the end of each calendar quarter until the termination date of the Credit Facility.  We must also pay standard fees with respect to issuance, amendment, renewal or extension of any letter of credit or processing of drawings thereunder.

We are entitled to make voluntary prepayments of our borrowings under the Credit Facility at any time and from time to time, in whole or in part, without premium or penalty.  Subject to certain exceptions, mandatory prepayments will be required upon occurrence of certain events, including the revolving credit exposure of all lenders exceeding the aggregate revolving commitment then in effect, sales of certain assets and any additional debt issuances.

Under the terms of the Credit Facility, we had no borrowings outstanding at June 5, 2012.  As of May 31, 2011, we had $177.0 million outstanding with an associated floating rate of interest of 2.27%.  After consideration of letters of credit outstanding, we had $190.7 million available under the Credit Facility as of June 5, 2012.

The Credit Facility contains a number of customary affirmative and negative covenants that, among others, limit or restrict our ability to incur liens, engage in mergers or other fundamental changes, make acquisitions, investments, loans and advances, pay dividends or other distributions, sell or otherwise dispose of certain assets, engage in certain transactions with affiliates, enter into burdensome agreements or certain hedging agreements, amend organizational documents, change accounting practices, incur additional indebtedness and prepay other indebtedness.  In addition, under the Credit Facility, we are required to comply with financial covenants relating to the maintenance of a maximum leverage ratio and a minimum fixed charge coverage ratio and we were in compliance with these financial covenants as of June 5, 2012.  The terms of the Credit Facility require us to maintain a maximum leverage ratio of no more than 4.5 to 1.0 through the fiscal quarter ending on or about June 4, 2013 and 4.25 to 1.0 thereafter and a minimum fixed charge coverage ratio of 1.75 to 1.0 through and including the fiscal quarter ending on or about June 3, 2014 and 1.85 to 1.0 thereafter.

The Credit Facility terminates on December 1, 2015.  Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the Credit Facility and any ancillary loan documents.

On December 1, 2010, we drew down approximately $203.2 million under the Credit Facility to repay borrowings outstanding under the Prior Credit Facility.  Fees and expenses incurred in connection with the refinancing were paid from cash on hand.  Additionally, new letters of credit totaling $20.0 million were obtained to replace those outstanding under the Prior Credit Facility.

During fiscal 2010, we closed an underwritten public offering of 11.5 million shares of Ruby Tuesday, Inc. common stock at $6.75 per share, less underwriting discounts.  We received approximately $73.1 million in net proceeds from the sale of the shares, after deducting underwriting discounts and offering expenses.  The net proceeds were used to repay indebtedness under the Prior Credit Facility.

On April 3, 2003, we issued notes totaling $150.0 million through a private placement of debt (the “Private Placement”).  At May 31, 2011, the Private Placement consisted of $44.4 million in notes with an interest rate of 7.17% (the “Series B Notes”).  We repaid the Series B Notes on May 14, 2012 using proceeds from the issuance of the Senior Notes.

In connection with the Credit Facility, on December 1, 2010, Bank of America, N.A., as Collateral Agent, along with the lenders and institutional investors pursuant to the Credit Facility, issued a Notice of Direction and Termination effectively terminating the Intercreditor and Collateral Agency Agreement by and between such parties dated May 21, 2008, and also terminating the Pledge Agreement dated May 21, 2008 by and among Ruby Tuesday, Inc. and certain subsidiaries of Ruby Tuesday, Inc. (together the “Pledgors”) and the creditors pursuant to the Credit Facility, by which the Pledgors had pledged certain subsidiary equity interests as security for the repayment of our obligations under the Credit Facility.

Our $80.1 million in mortgage loan obligations as of June 5, 2012 consists of various loans acquired upon franchise acquisitions.  These loans, which mature between July 2012 and November 2022, have balances which range from negligible to $8.3 million and interest rates of 3.93% to 11.28%.  Many of the properties acquired from franchisees collateralize the loans outstanding.

We capitalized interest expense related primarily to restaurant conversions totaling $0.1 million in fiscal 2012.  Due to no new restaurant construction during the previous two fiscal years, we capitalized an insignificant amount of interest expense during fiscal 2011 and did not capitalize any interest expense during fiscal 2010.

8.  Closures and Impairments Expense, Including Goodwill

Closures and impairment expenses include the following (in thousands):

	2012	2011	2010
Property impairments	$13,633	$6,098	$3,181
Closed restaurant lease reserves	3,841	(333)	756
Other closing expense	1,869	437	859
Loss/(gain) on sale of surplus properties	(678)	47	(1,020)
	$18,665	$6,249	$3,776

Included in the amounts shown above for fiscal 2012 are property impairments of $9.7 million resulting from management’s decision during the third quarter of fiscal 2012 to close 25 to 27 restaurants, 23 of which were closed in our fourth quarter and one since.

A rollforward of our future lease obligations associated with closed properties is as follows (in thousands):

	2012	2011
Beginning of year	$2,660	$4,969
Closing expense including rent and other lease charges	3,841	(333)
Transfer of deferred escalating minimum rent balance	2,055	–
Lease obligations assumed with franchise acquisitions	–	396
Payments	(1,605)	(2,372)
Other adjustments	(138)	–
End of year	$6,813	$2,660

For fiscal 2013 and beyond, our focus will be on obtaining settlements on as many of these leases as is possible and these settlements could be higher or lower than the amounts recorded.  The actual amount of any cash payments made by the Company for lease contract termination costs will be dependent upon ongoing negotiations with the landlords of the leased restaurant properties.

Goodwill represents the excess of costs over the fair market value of assets of businesses acquired.  We had recorded goodwill from the acquisition of certain franchise partnerships during fiscal 2011 and the acquisition of Lime Fresh during fiscal 2012.  In early August 2011, the closing price of our common stock fell below our net book value per share and, with few exceptions, has remained there since.  We perform tests for impairment annually, or more frequently when events or circumstances indicate it might be impaired.

Impairment tests for goodwill require a two-step process.  Under the first step, the estimation of fair value of the reporting unit is compared with its carrying value including goodwill.  If the first step indicates a potential impairment, the second step is performed to measure the amount of impairment, if any.  Goodwill impairment exists when the implied fair value of goodwill is less than its carrying value.  The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation.

Our normal timing for the annual testing of goodwill is as of the end of our third fiscal quarter.  Given our lowered stock price and the continuation of negative same-restaurant sales in the fourth quarter of fiscal 2012, we tested our goodwill again during the fourth quarter and determined that certain of our goodwill was impaired.  As a result, we recorded a charge of $16.9 million ($12.0 million, net of tax) during the fourth quarter of fiscal 2012, representing the full value of our Ruby Tuesday concept goodwill.

9.  Employee Post-Employment Benefits

Pension and Postretirement Medical and Life Benefits
We sponsor three defined benefit pension plans for active employees and offer certain postretirement benefits for retirees.  A summary of each of these is presented below.

Retirement Plan
RTI sponsors the Morrison Restaurants Inc. Retirement Plan (the "Retirement Plan"). Effective December 31, 1987, the Retirement Plan was amended so that no additional benefits would accrue and no new participants could enter the Retirement Plan after that date. Participants receive benefits based upon salary and length of service.

Minimum funding for the Retirement Plan is determined in accordance with the guidelines set forth in employee benefit and tax laws.  From time to time we may contribute additional amounts as we deem appropriate.  We estimate that we will be required to make a contribution of $0.8 million to the Retirement Plan in fiscal 2013.

The Retirement Plan’s assets are held in trust and were allocated as follows on June 5, 2012 and May 31, 2011, the measurement dates:

	Target Allocation	2012 Allocation	2011 Allocation
Equity securities	60-80%	67%	71%
Fixed income securities	20-40%	31%	28%
Cash and cash equivalents	0%	2%	1%

Total	100%	100%	100%

Retirement Plan fiduciaries set investment policies and strategies for the Retirement Plan’s trust.  The primary investment objectives are to maximize total return within a prudent level of risk, focus on a 3-5 year time horizon, fully diversify investment holdings, and meet the long-term return target selected as an actuarial assumption (currently 8.0%).  The Retirement Plan’s fiduciaries oversee the investment allocation process, which includes selecting investment managers, commissioning periodic asset-liability studies, setting long-term strategic targets, and monitoring asset allocations.  Target allocation ranges are guidelines, not limitations, and occasionally the Retirement Plan’s fiduciaries will approve allocations above or below a target range.

Under the terms of the investment policy statement, plan assets are comprised of two major classes: equity and fixed income securities.  The goal of the equity portfolio is to produce a total return that will provide a hedge against inflation.  Equity securities can include both domestic and international securities with a long-term goal to maintain an equity allocation of approximately 60-80% of the total market value of plan assets.  To be fully invested, the trust’s equity portfolio should not contain any domestic stock with value in excess of 10% of the total and the aggregate amount of the international equities should not exceed 30% of the total.

The goal of the fixed income portfolio is to reduce the overall volatility of the Plan, provide a stable stream of income, and provide a hedge against deflation over an investment horizon spanning 5-10 years without exposure to excessive interest rate or credit rate risk.  Fixed income securities should be primarily U.S. Treasury or Government Agency securities and investment-grade corporate bonds at the time of purchase with a long-term goal to maintain a fixed income allocation of approximately 20-40% of the total market value of plan assets.  Investment grade bonds will include securities rated at least BBB by Standard & Poor’s or the equivalent Moody’s index.  Any single non-government issue is limited to 10% of the portfolio.

The fair values of assets held by the Retirement Plan by asset category are as follows (in thousands):

	Fair Value Measurements
	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$136	$–	$136	$–
Equity securities
U.S.-based companies	3,525	3,525	–	–
International-based companies	346	346	–	–
Fixed income securities	1,751	1,751
Total	$5,758	$5,622	$136	$–

Executive Supplemental Pension Plan and Management Retirement Plan
Under these unfunded defined benefit pension plans, eligible employees earn supplemental retirement income based upon salary and length of service, reduced by social security benefits and amounts otherwise receivable under other specified Company retirement plans. Effective June 1, 2001, the Management Retirement Plan was amended so that no additional benefits would accrue and no new participants could enter the plan after that date.

Because Samuel E. Beall, III, our Chief Executive Officer (“CEO”), has stated his intention to step down from management and the Board of Directors once the Company names a successor and, because he is entitled to receive his entire pension payment in a lump-sum six months following his retirement (and was retirement-eligible in the prior year), we have classified an amount representing that pension payment ($8.1 million) into Accrued liabilities – Payroll and related costs in our June 5, 2012 and May 31, 2011 Consolidated Balance Sheets.

Although considered to be unfunded, we own whole-life insurance contracts in order to provide a source of funding for benefits due under the terms of the Executive Supplemental Pension Plan and the Management Retirement Plan.  Benefits payable under these two plans are paid from a rabbi trust which holds the insurance contracts.  We will on occasion contribute additional amounts into the rabbi trust in the event of a liquidity shortfall.  We currently project that benefit payments from the rabbi trust for these two plans will approximate $10.5 million in fiscal 2013, which includes the previously-mentioned $8.1 million lump-sum payment which will become payable six months after the retirement of our CEO.

Postretirement Medical and Life Benefits
Our Postretirement Medical and Life Benefits plans provide medical benefits to substantially all retired employees and life insurance benefits to certain retirees. The medical plan requires retiree cost sharing provisions that are more substantial for employees who retire after January 1, 1990.

The following tables detail the components of net periodic benefit cost and the amounts recognized in our Consolidated Financial Statements for the Retirement Plan, Management Retirement Plan, and the Executive Supplemental Pension Plan (collectively, the "Pension Plans") and the Postretirement Medical and Life Benefits plans (in thousands):

	Pension Benefits
	2012	2011	2010

Service cost	$545	$517	$450
Interest cost	2,346	2,290	2,490
Expected return on plan assets	(514)	(392)	(422)
Amortization of prior service cost (a)	262	327	327
Recognized actuarial loss	1,738	1,593	1,385
Net periodic benefit cost	$4,377	$4,335	$4,230

	Postretirement Medical and Life Benefits
	2012	2011	2010

Service cost	$10	$9	$10
Interest cost	71	75	85
Amortization of prior service cost (a)	(55)	(60)	(64)
Recognized actuarial loss	136	112	102
Net periodic benefit cost	$162	$136	$133
(a) Prior service costs are amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits.

The following table details changes in the amounts recognized in accumulated other comprehensive (loss)/income in our 2012 and 2011 Consolidated Financial Statements for the Pension Plans and the Postretirement Medical and Life Benefits plans (in thousands):

	Pension Benefits		Postretirement Medical and Life Benefits
	2012	2011	2012	2011
Prior service cost	$0	$0	$0	$0
Net actuarial loss	3,767	1,502	313	264
Amortization of prior service cost	(262)	(327)	55	60
Amortization of actuarial gain	(1,738)	(1,593)	(136)	(112)
Total recognized in accumulated
other comprehensive income	$1,767	$(418)	$232	$212

Total recognized in net periodic
benefit cost and accumulated
other comprehensive income	$6,144	$3,917	$394	$348

The change in benefit obligation and plan assets and reconciliation of funded status is as follows (in thousands):
	Pension Benefits		Postretirement Medical and Life Benefits
	2012	2011	2012	2011
Change in benefit obligation:
Beginning projected benefit obligation	$45,636	$42,602	$1,406	$1,423
Service cost	545	517	10	9
Interest cost	2,346	2,290	71	75
Plan participant contributions			102
Actuarial loss	2,783	2,577	313	264
Benefits paid	(2,718)	(2,350)	(288)	(365)
Benefit obligation at end of year	$48,592	$45,636	$1,614	$1,406

Change in plan assets:
Beginning fair value of plan assets	$6,677	$5,929	$0	$0
Actual return on plan assets	(470)	1,467
Employer contributions	2,269	1,438	186	365
Plan participant contributions			102
Benefits paid	(2,718)	(2,350)	(288)	(365)
Other		193
Fair value of plan assets at
end of year	$5,758	$6,677	$0	$0

Funded status at end of year	$(42,834)*	$(38,959)*	$(1,614)	$(1,406)

Amounts recognized in the Consolidated Balance Sheets:
Accrued liabilities – payroll and related
costs	$(10,481)	$(9,844)	$(136)	$(123)
Other deferred liabilities	(32,353)	(29,115)	(1,478)	(1,283)
Net amount recognized at year-end	$(42,834)	$(38,959)	$(1,614)	$(1,406)

Amounts recognized in accumulated other comprehensive (loss)/income:
Prior service (cost) credit	$(108)	$(370)	$102	$157
Net actuarial loss	(22,070)	(20,042)	(1,564)	(1,387)
Total amount recognized	$(22,178)	$(20,412)	$(1,462)	$(1,230)

*
The funded status reflected above includes the liabilities attributable to all of the Pension Plans but only the assets of the Retirement Plan as the other plans are not considered funded for ERISA purposes. To provide a source for the payment of benefits under the Executive Supplemental Pension Plan and the Management Retirement Plan, we own whole-life insurance contracts on some of the participants. The cash value of these policies was $27.3 million and $27.2 million at June 5, 2012 and May 31, 2011, respectively.  In addition, we held in trust $0.5 million and $0.9 million of cash and cash equivalents as of June 5, 2012 and May 31, 2011, respectively, relating to these policies.  We maintain a rabbi trust to hold the policies and death benefits as they are received.

The estimated prior service cost for the Pension Plans and the Postretirement Medical and Life Benefits plans that will be amortized from accumulated other comprehensive income into net periodic pension cost in fiscal 2013 is $0.1 million and $(0.1) million, respectively.  The estimated net loss for the Pension Plans and the Postretirement Medical and Life Benefits plans that will be amortized from accumulated other comprehensive income into net periodic pension cost in fiscal 2013 is $2.3 million and $0.2 million, respectively.

Additional measurement date information for the pension plans which have benefit obligations in excess of plan assets (in thousands):

	Pension Benefits		Postretirement Medical and Life Benefits
	June 5, 2012	May 31, 2011	June 5, 2012	May 31, 2011
Projected benefit obligation	$48,592	$45,636	$1,614	$1,406
Accumulated benefit
obligation	47,435	44,064	1,614	1,406
Fair value of plan assets	5,758	6,677	0	0

The weighted-average assumptions used to determine the net periodic benefit cost for fiscal years are set forth below:

	Pension Benefits
	2012	2011	2010
Discount rate	5.3%	5.5%	6.5%
Expected return on plan assets	8.0%	7.0%	8.0%
Rate of compensation increase	2.0%	2.0%	3.1%

	Postretirement Medical and Life Benefits
	2012	2011	2010
Discount rate	5.3%	5.5%	6.5%
Rate of compensation increase	2.0%	2.0%	3.0%

Our estimated long-term rate of return on plan assets represents the weighted-average of expected future returns on the asset categories included in our target investment allocation based primarily on the historical returns for each asset category, adjusted for an assessment of current market conditions.

The weighted average assumptions used to determine benefit obligations at the measurement dates are set forth below:

	Pension Benefits
	2012	2011
Discount rate	4.5%	5.3%
Rate of compensation increase	2.0%	2.0%
	Postretirement Medical and Life Benefits
	2012	2011
Discount rate	3.9%	5.3%
Rate of compensation increase	2.0%	2.0%

We currently are assuming a gross medical trend rate of 8.0% for fiscal 2013.  We expect this rate to decrease approximately 0.5% per year from fiscal 2013 to fiscal 2016 and approximately 0.25% each fiscal year thereafter for an ultimate trend rate of 5.0% in fiscal 2022.  A change in this rate of 1.0% would have no significant effect on either our net periodic postretirement benefit expense or our accrued postretirement benefits liability.

The benefits expected to be paid in each of the next five years and in the aggregate for the five years thereafter are set forth below (in thousands):

	Pension Benefits	Postretirement Medical and Life Benefits
2013	$11,333 (1)	$135
2014	3,114	134
2015	2,351	130
2016	4,733	138
2017	4,074	135
2018-2022	14,712	664

(1) Estimated benefit payments for 2013 include an $8.1 million lump-sum payment to our CEO, who, as previously discussed, has announced his intention to step down once his successor is named.

Expected benefits are estimated based on the same assumptions used to measure our benefit obligation on our measurement date of June 5, 2012 and, where applicable, include benefits attributable to estimated further employee service.

Defined Contribution Plans
We sponsor two defined contribution plans for active employees, as summarized below.

Salary Deferral Plan
RTI offers certain employees a 401(k) plan called the Ruby Tuesday, Inc. Salary Deferral Plan (“401(k) Plan”). We make matching contributions to the 401(k) Plan based on each eligible employee's pre-tax contribution and years of service. Effective January 1, 2009, we match in cash each fiscal quarter a specified percentage of the participating employee's first 6% of pre-tax contribution based on achievement of a same-restaurant sales performance factor.  Company matches do not vest until the employees have worked three years for us.  Fiscal 2011 401(k) Plan expenses were $0.3 million.  Given that the Company did not achieve the 2012 or 2010 same-restaurant sales performance factor in order for there to be an employer match, we had no expense related to the 401(k) Plan for either fiscal 2012 or 2010.

Deferred Compensation Plan
On January 5, 2005, our Board of Directors approved the adoption of the Ruby Tuesday, Inc. 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”), effective as of January 1, 2005, and froze the existing deferred compensation plan, the Ruby Tuesday, Inc. Restated Deferred Compensation Plan (the “Predecessor Plan”), effective as of December 31, 2004, in order to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, enacted as part of the American Jobs Creation Act of 2004.

Like the Predecessor Plan, the Deferred Compensation Plan is an unfunded, non-qualified deferred compensation plan for eligible employees.  The provisions of the Deferred Compensation Plan are similar to those of the 401(k) Plan.  Fiscal 2011 expenses under the Deferred Compensation Plan were insignificant.  We had no expenses under the Deferred Compensation Plan for fiscal 2012 or 2010.  Assets earmarked to pay benefits under the Deferred Compensation Plan are held by a rabbi trust.  Assets and liabilities of a rabbi trust must be accounted for as if they are Company assets or liabilities, therefore, all earnings and expenses are recorded in our consolidated financial statements.  The Deferred Compensation Plan’s assets and liabilities approximated $9.0 million and $10.4 million in fiscal 2012 and 2011, respectively.  Of these amounts, $0.6 million was included in Prepaid and other expenses and Accrued liabilities – Payroll and related costs for both fiscal 2012 and 2011, and $7.4 million and $8.2 million was included in Other assets, net and Other deferred liabilities in the fiscal 2012 and 2011 Consolidated Balance Sheets, respectively.  The investment in RTI common stock and the related liability payable in RTI common stock, which totaled $1.0 million and $1.6 million as of June 5, 2012 and May 31, 2011, respectively, is reflected in Shareholders’ Equity in the Consolidated Balance Sheets.

Executive Retirements
During the fourth quarter of fiscal 2012, our then Chief Financial Officer and Chief Technology Officer separated employment with the Company.  As of June 5, 2012, we recorded severance expense of $1.7 million in connection with separation agreements with these executives, which represents obligations pursuant to the Ruby Tuesday, Inc. Severance Pay Plan of two times base salary for both executives.  In addition, we recorded additional share-based compensation of $0.4 million for these executives due to the accelerated vesting or modification of certain share-based awards in connection with their separation from the Company.

On June 6, 2012, we announced that Samuel E. Beall, III, our founder, President, Chief Executive Officer, and Chairman of the Board of Directors, decided to step down from management and the Board of Directors.  Mr. Beall intends to step down once the Company names his successor.  In connection with a transition agreement between the Company and Mr. Beall, the material terms of which were finalized as of June 5, 2012, we accrued $2.2 million of severance during the fourth quarter of fiscal 2012.  Mr. Beall’s severance payment will be payable 60 days after his departure from the Company.

As previously mentioned, Mr. Beall will receive a lump sum payment of $8.1 million, representing the full amount due to him under the Executive Supplemental Pension Plan, six-months following his retirement.  Should Mr. Beall retire prior to November 30, 2012, as is currently agreed, this payment will be required in fiscal 2013.  Due to the significance of this payment to the Executive Supplemental Pension Plan as a whole, the payment will constitute a partial plan settlement which will require a special valuation.  In addition to the expense we routinely record for the Executive Supplemental Pension Plan, a charge estimated to approximate $2.8 million will then be recorded, representing the recognition of a pro rata portion (calculated as the percentage reduction in the projected benefit obligation due to the lump-sum payment) of the then unrecognized loss recorded within accumulated other comprehensive loss.

10.  Income Taxes

Income tax (benefit)/expense includes the following components (in thousands):

	2012	2011	2010
Current:
Federal	$2,199	$5,378	$(6,387)
State	3,103	1,720	(822)
Foreign	155	132	107
	5,457	7,230	(7,102)
Deferred:
Federal	(18,634)	(2,218)	16,900
State	(1,573)	732	2,616
	(20,207)	(1,486)	19,516
	$(14,750)	$5,744	$12,414

Deferred tax assets and liabilities are comprised of the following (in thousands):

	2012	2011
Deferred tax assets:
Employee benefits	$27,510	$26,857
General business credits carryforward	21,675	10,957
Escalating minimum rents	18,438	18,151
State net operating losses	7,672	6,822
Goodwill	7,012	1,664
Insurance reserves	6,500	5,886
Closed restaurant lease reserves	2,704	794
Gift certificate income	1,915	1,684
Deferred gain on sale-leaseback transactions	1,685	–
Other	7,180	7,361
Gross deferred tax assets	102,291	80,176
Deferred tax asset valuation allowances	(2,392)	(1,501)
Net deferred tax assets	$99,899	$78,675

Deferred tax liabilities:
Depreciation	(99,901)	(94,005)
Smallwares	(2,882)	(2,698)
Prepaid deductions	(2,472)	(2,323)
Partnership investments	(380)	(3,328)
Other	(4,697)	(4,815)
Total deferred tax liabilities	(110,332)	(107,169)
Net deferred tax liability	$(10,433)	$(28,494)

Reported in Consolidated Balance Sheets as:
Deferred income taxes – current asset	$27,134	$14,429
Deferred income taxes – noncurrent liability	(37,567)	(42,923)
	$(10,433)	$(28,494)

We record deferred tax assets for various items.  Included in income tax expense for the years ended June 5, 2012 and May 31, 2011 was $0.9 million and $1.5 million, respectively, representing the change in our valuation allowance for state net operating losses that, in the judgment of management, are not more likely than not to be realized.  This determination factored in the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected taxable income, and tax-planning strategies.  Primarily as a result of state tax planning, the Company has a three-year cumulative pre-tax loss in certain states which was given significant weight in our assessment.

At June 5, 2012, we had state net operating loss carryforwards of approximately $157.7 million which expire at varying times between fiscal 2013 and 2032.  During fiscal 2009, RTI generated a federal net operating loss of $55.9 million, a substantial portion of which related to a tax accounting method change as permitted by the Internal Revenue Service relating to the expensing of certain repairs.  As a result of the carryback of the loss to fiscal 2007, during fiscal 2010 we collected federal and state income tax refunds totaling $21.5 million.

A reconciliation from the statutory federal income tax (benefit)/expense to the reported income tax (benefit)/expense is as follows (in thousands):

	2012	2011	2010

Statutory federal income taxes	$(5,228)	$18,418	$20,215
State income taxes, net of federal income tax benefit	(1,956)	228	955
FICA tip credit	(8,285)	(8,264)	(7,735)
Work opportunity tax credit	(2,189)	(2,624)	(1,352)
Other federal tax credits	(384)	(197)	(179)
Goodwill impairment	1,750	–	–
Other, net	1,542	(1,817)	510
	$(14,750)	$5,744	$12,414

We had a liability for unrecognized tax benefits of $6.4 million at June 5, 2012, $4.2 million of which, if recognized, would impact our effective tax rate.  A reconciliation of the beginning and ending amount of unrecognized tax benefits for fiscal 2012 and 2011 follows (in thousands):

	2012	2011
Beginning of year	$5,171	$3,415
Additions for tax positions related to the current year	901	624
Additions for tax positions of prior years	2,079	1,668
Reductions for tax positions of prior years	(764)	(60)
Reductions for settlements with taxing authorities	(110)	–
Reductions due to statute settlements	(853)	(476)
End of year	$6,424	$5,171

The liability for unrecognized tax benefits as of June 5, 2012 includes $1.8 million related to tax positions for which it is reasonably possible that the total amounts could change within the next twelve months based on the outcome of examinations and negotiations with tax authorities.

As discussed in Note 1 to the Consolidated Financial Statements, our policy is to accrue interest related to potential underpayment of income taxes within the provision for income taxes.  Interest is computed on the difference between our uncertain tax benefit positions and the amount deducted or expected to be deducted in our tax returns.  At June 5, 2012, we had $1.0 million of accrued interest and penalties related to unrecognized tax benefits.

During 2012, accrued interest and penalties decreased by $0.6 million, of which $0.5 million affected the 2012 effective tax rate.  If we were to prevail on all uncertain tax positions, the reversal of this accrual would also be a benefit to our effective tax rate.  At June 5, 2012, total liabilities of $7.4 million, including the above-mentioned $1.0 million for the payment of accrued interest and penalties, are included in Accrued liabilities – Rent and other and Other deferred liabilities as reported on the Consolidated Balance Sheets.

At June 5, 2012, we are no longer subject to U.S. federal income tax examinations by tax authorities for fiscal years prior to 2008 with the exception of our fiscal years 2004 and 2005 as a result of fiscal 2009 NOL carryback, and with few exceptions, state and local examinations by tax authorities prior to fiscal year 2008.

11. Capital Stock and Share-Based Employee Compensation

Preferred Stock - RTI is authorized, under its Certificate of Incorporation, to issue up to 250,000 shares of preferred stock with a par value of $0.01. These shares may be issued from time to time in one or more series. Each series will have dividend rates, rights of conversion and redemption, liquidation prices, and other terms or conditions as determined by the Board of Directors. No preferred shares have been issued as of June 5, 2012 and May 31, 2011.

2010 Common Stock Offering - On July 28, 2009, we sold 11.5 million shares of Ruby Tuesday, Inc. common stock in an underwritten public offering at $6.75 per share, less underwriting discounts.  The amount sold included 1.5 million shares sold in connection with the exercise of an over-allotment option granted to the underwriters.  The shares sold were issued pursuant to a shelf registration statement on Form S-3, which was filed with the SEC on June 25, 2009.  We received approximately $73.1 million in net proceeds from the sale of the shares, after deducting underwriting discounts and offering expenses.  The net proceeds were used to repay indebtedness under our Prior Credit Facility.

The Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors - Under the Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors (“Directors’ Plan”), non-employee directors are eligible for awards of share-based incentives.  Restricted shares granted under the Directors’ Plan vest in equal amounts after one, two, and three years provided the director continually serves on the Board.  Options issued under the Directors’ Plan become vested after 30 months and are exercisable until five years after the grant date.  Stock option exercises are settled with the issuance of new shares of common stock.

All options and restricted shares awarded under the Directors’ Plan have been at the fair market value at the time of grant.  A committee, appointed by the Board of Directors, administers the Directors’ Plan.  At June 5, 2012, we had reserved 111,000 shares of common stock under the Directors’ Plan, 47,000 of which were subject to options outstanding, for a net of 64,000 shares of common stock currently available for issuance under the Directors’ Plan.

The Ruby Tuesday, Inc. 2003 Stock Incentive Plan and the Ruby Tuesday, Inc. 1996 Stock Incentive Plan - A committee, appointed by the Board of Directors, administers the Ruby Tuesday, Inc. 2003 Stock Incentive Plan (the “2003 SIP”) and the Ruby Tuesday, Inc. 1996 Stock Incentive Plan (the “1996 SIP”), and has full authority in its discretion to determine the key employees and officers to whom share-based incentives are granted and the terms and provisions of share-based incentives.  Option grants under the 2003 SIP and 1996 SIP can have varying vesting provisions and exercise periods as determined by such committee.  Options granted under the 2003 SIP and 1996 SIP vest in periods ranging from immediate to fiscal 2014, with the majority vesting within three years following the date of grant, and the majority expiring five or seven (but some up to 10) years after grant.  A majority of the currently unvested restricted shares granted in fiscal 2012 are performance-based.  All of the currently unvested restricted shares granted during fiscal 2011, and a majority of the currently unvested restricted shares granted in fiscal 2010, are service-based.  The 2003 SIP and 1996 SIP permit the committee to make awards of shares of common stock, awards of stock options or other derivative securities related to the value of the common stock, and certain cash awards to eligible persons. These discretionary awards may be made on an individual basis or for the benefit of a group of eligible persons. All options awarded under the 2003 SIP and 1996 SIP have been awarded with an exercise price equal to the fair market value at the time of grant.

At June 5, 2012, we had reserved a total of 4,869,000 and 998,000 shares of common stock for the 2003 SIP and 1996 SIP, respectively.  Of the reserve shares at June 5, 2012, 1,713,000 and 956,000 were subject to options outstanding for the 2003 SIP and 1996 SIP, respectively.  Stock option exercises are settled with the issuance of new shares.  Net shares of common stock available for issuance at June 5, 2012 under the 2003 SIP and 1996 SIP were 3,156,000 and 42,000, respectively.

Stock Options
The following table summarizes the activity in options under these stock option plans (Options and Aggregate Intrinsic Value are in thousands):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at June 2, 2009	4,802	$23.06
Granted	622	6.58
Exercised	–	–
Forfeited	(1,378)	25.46

Balance at June 1, 2010	4,046	$19.70
Granted	927	9.39
Exercised	(249)	7.64
Forfeited	(1,485)	29.70

Balance at May 31, 2011	3,239	$13.10
Granted	253	7.87
Exercised	(61)	5.82
Forfeited	(715)	28.24
Balance at June 5, 2012	2,716	$8.79	3.48	$ 197

Exercisable	2,283	$8.79	3.09	$ 197

The aggregate intrinsic value represents the closing stock price as of June 5, 2012 less the strike price, multiplied by the number of options that have a strike price that is less than that closing stock price.  The total intrinsic value of options exercised during fiscal 2012 and 2011 was $0.1 million and $1.5 million, respectively.  There were no stock options exercised during fiscal 2010.

Included in the outstanding balance at June 5, 2012 in the table above are 2.1 million out-of-the-money options.  Of this amount, we expect that at least 202,000 of these options will expire out-of-the-money in the next fiscal year.

At June 5, 2012, there was approximately $0.2 million of unrecognized pre-tax compensation expense related to non-vested stock options.  This cost is expected to be recognized over a weighted-average period of 1.0 years.  The total fair value at grant date of awards vested during fiscal 2012, 2011, and 2010 totaled $5.5 million, $4.4 million, and $5.2 million, respectively.

During fiscal 2012, 2011, and 2010, we granted approximately 253,000, 927,000, and 622,000 stock options, respectively, to certain employees under the terms of the 2003 SIP and 1996 SIP.  The stock options awarded in those fiscal years vest in equal annual installments over a three-year period following grant of the award, and have a maximum life of seven years.  There are no performance-based vesting requirements associated with these stock options.  These stock options do provide for immediate vesting if the optionee retires during the option period.  For employees meeting this criterion at the time of grant, the accelerated vesting provision renders the requisite service condition non-substantive and we therefore fully expense the fair value of stock options awarded to retirement-eligible employees on the date of grant.  As a result, we recorded during the first quarters of fiscal 2012, 2011, and 2010 an expense of $1.2 million, $2.3 million, and $1.2 million, respectively, related to stock options awarded to our CEO.

The weighted average fair value at date of grant for options granted during fiscal 2012, 2011, and 2010 was $4.60, $5.42, and $3.69 per share, respectively.  With the exception of options awarded to our CEO, the grant date fair value of stock options is amortized over the respective vesting period of the grants.  Our CEO was the only person to receive an award of stock options during fiscal 2012.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2012	2011	2010

Risk-free interest rate	0.80%	1.52%	2.20%
Expected dividend yield	0%	0%	0%
Expected stock price volatility	0.7563	0.7336	0.6945
Expected life (in years)	4.50	4.50	4.50

Restricted Stock
The following table summarizes the status of our restricted stock activity (in thousands, except per-share data):

	2012		2011		2010
	Shares	Weighted Average Fair Value	Shares	Weighted Average Fair Value	Shares	Weighted Average Fair Value
Performance-Based Vesting:
Non-vested at beginning of year	299	$7.24	721	$7.13	1,195	$7.64
Granted	384	7.87	–	–	348	6.58
Vested	(260)	7.33	(421)	7.05	(186)	7.64
Forfeited	–	–	(1)	7.82	(636)	7.64
Non-vested at end of year	423	$7.75	299	$7.24	721	$7.13

Service-Based Vesting:
Non-vested at beginning of year	551	$8.22	427	$7.42	208	$8.97
Granted	495	8.30	235	10.21	299	7.01
Vested	(248)	7.89	(111)	9.39	(78)	9.99
Forfeited	(1)	9.39	–	–	(2)	7.63
Non-vested at end of year	797	$8.37	551	$8.22	427	$7.42

The fair values of restricted share awards were based on the fair market value of our common stock at the time of grant.  At June 5, 2012, unrecognized compensation expense related to restricted stock grants expected to vest totaled approximately $3.8 million and will be recognized over a weighted-average vesting period of approximately 2.8 years.

During the first quarter of fiscal 2012, we granted approximately 186,000 service-based restricted shares and 384,000 performance-based restricted shares of our common stock to certain employees under the terms of the 2003 SIP and 1996 SIP.  The service-based restricted shares cliff vest on December 1, 2013.  Vesting of the performance-based restricted shares, including 203,000 shares that were awarded to our CEO, is also contingent upon the Company’s achievement of certain performance conditions related to fiscal 2012 performance, which will be measured in the first quarter of fiscal 2013.  In addition to satisfaction of the performance conditions for the performance-based restricted shares, recipients must satisfy the same service condition as described above for the service-based restricted shares.

For the same reason as mentioned above in regards to our stock options, we recorded during the first quarter of fiscal 2012 an expense of $0.7 million related to the performance-based restricted shares awarded on August 23, 2011 to our CEO.  The expense we recorded for this award was determined using a model that estimated the projected achievement of the performance conditions.

During the fourth quarter of fiscal 2012, we granted approximately 221,000 service-based restricted shares of our common stock to certain employees under the terms of the 2003 SIP.  The shares vest in three equal installments over periods ranging from the grant date through October 2015, 2016, and 2017.

During fiscal 2011, we granted approximately 174,000 service-based restricted shares of our common stock to certain employees under the terms of the 1996 SIP.  The service-based restricted shares cliff vest over a three-year period.  Also during fiscal 2011, we awarded approximately 124,000 shares of our common stock to our retirement-eligible CEO and recognized an expense of $1.2 million on the grant date.

During fiscal 2010, we granted approximately 201,000 time-based restricted shares of common stock and 348,000 performance-based restricted shares of common stock under the terms of the 2003 SIP and 1996 SIP.  Vesting of the performance-based restricted shares, including 177,000 shares that were awarded to our CEO, was also contingent upon the Company’s achievement of a certain performance condition related to fiscal 2010 performance.  We recorded during the first quarter of fiscal 2010 an expense of $1.2 million related to the performance-based restricted shares awarded on July 7, 2009 to our CEO.  Also during fiscal 2010, we awarded approximately 177,000 shares of common stock to our CEO and recognized an expense of $1.2 million on the grant date.  The Executive Compensation and Human Resources Committee of the Board of Directors determined during the first quarter of fiscal 2011 that the performance condition for vesting was achieved for all of the performance-based restricted shares awarded in fiscal 2010.

During the first quarter of fiscal 2010, the Executive Compensation and Human Resources Committee of the Board of Directors determined achievement of the performance condition for the restricted shares awarded during fiscal 2009 and 2008.  As a result, approximately 559,000 restricted shares were earned due to achievement of the performance condition and the remaining approximately 636,000 restricted shares were forfeited and returned to the pool of shares available for grant under the 2003 SIP and 1996 SIP.

During fiscal 2012, 2011, and 2010, we granted approximately 88,000, 61,000, and 97,000 restricted shares, respectively, to non-employee directors.  The shares awarded in fiscal 2012 vest over a one year period and the shares awarded in fiscal 2011 and 2010 vest in three equal installments over a three-year period following grant of the award.

12.  Commitments and Contingencies

Guarantees
During fiscal 2011, we had certain third-party guarantees, which primarily arose in connection with our franchising activities.  Generally, we are required to perform under these guarantees in the event that a third-party fails to make contractual payments or, in the case of franchise partnership debt guarantees, to achieve certain performance measures.

Franchise Partnership Guarantees
On December 1, 2010, we entered into the Credit Facility, which replaced both the Prior Credit Facility discussed in Note 7 to the Consolidated Financial Statements and the $48.0 million credit facility discussed below.

As part of the Credit Facility, in December 2010 we negotiated with various lenders a $50.0 million Franchise Facility Subcommitment, which covers our guarantees of debt of the franchise partners and replaced the $48.0 million Franchise Facility which had previously assisted the franchise partnerships with working capital needs and cash flows for operations.  Under the Franchise Facility Subcommitment we served as partial guarantor, and in certain circumstances full guarantor, of the draws made by the franchise partnerships.  All commitments were for 12 months at the time we entered into the Credit Facility.

As discussed further in Note 3 to the Consolidated Financial Statements, we acquired 11 of our then 13 franchise partnerships during fiscal 2011.  The remaining two franchise partnerships, the Seattle and Utah franchisees, are discussed below.

On January 23, 2011, our Seattle franchise partnership closed its four restaurants.  At the time of the Seattle closures, we had guarantees in place for two of Seattle’s loans, a $3.5 million loan which had been fully guaranteed under the terms of the Franchise Facility Subcommitment and a $1.2 million loan relating to one of the two cancelled facilities, for which we provided a 30% guarantee.  On January 28, 2011, notice was received from the lenders of the Franchise Facility Subcommitment that a default had occurred and we thus paid our $3.5 million guarantee shortly thereafter.  The amount of payment required under the second guarantee was $0.2 million, which we have also paid.  During the fourth quarter of fiscal 2012, our Seattle franchise partnership was dissolved.

During January 2011, our Utah franchise partnership closed five of its six restaurants.  On February 25, 2011, we acquired the remaining restaurant owned by our Utah franchise partnership for $2.0 million.  At the time of acquisition, we had a guarantee in place for a $5.0 million line of credit owed by Utah which had been fully guaranteed under the terms of the Franchise Facility Subcommitment.  Under the terms of the purchase agreement, Utah paid down its $5.0 million line of credit with the full proceeds of the $2.0 million purchase price.  On February

28, 2011, notice was received from the lenders of the Franchise Facility Subcommitment that a default had occurred, and we subsequently paid the remaining $3.0 million guarantee on March 1, 2011.  We do not believe we are liable for any of Utah’s other debts.

As of June 5, 2012, all amounts guaranteed under the Franchise Facility Subcommitment and the cancelled facilities have been settled.

Insurance Programs
We are currently self-insured for a portion of our current and prior years’ workers’ compensation, employment practices liability, general liability, and automobile liability losses (collectively, “casualty losses”) as well as property losses and certain other insurable risks. To mitigate the cost of our exposures for certain property and casualty losses, we make annual decisions to either retain the risks of loss up to a certain maximum per occurrence, aggregate loss limits negotiated with our insurance carriers, or fully insure those risks. We are also self-insured for healthcare claims for eligible participating employees subject to certain deductibles and limitations. We have accounted for our retained liabilities for casualty losses and healthcare claims, including reported and incurred but not reported claims, based on information provided by third-party actuaries.  At June 5, 2012, we were committed under letters of credit totaling $9.3 million issued primarily in connection with our workers’ compensation and casualty insurance programs.

Litigation
We are presently, and from time to time, subject to pending claims and lawsuits arising in the ordinary course of business.  We provide reserves for such claims when payment is probable and estimable in accordance with GAAP.  At this time, in the opinion of management, the ultimate resolution of pending legal proceedings, including the matter referred to below, will not have a material adverse effect on our operations, financial position, or cash flows.

On September 30, 2009, the U.S. Equal Employment Opportunity Commission (“EEOC”) Pittsburgh Area Office filed suit in the United States District Court for the Western District of Pennsylvania, alleging the Company was in violation of the Age Discrimination in Employment Act (“ADEA”) by failing to hire employees within the protected age group in five Pennsylvania restaurants and one Ohio restaurant.  On October 19, 2009, the EEOC filed a Notice of an ADEA Directed Investigation (“DI”), regarding potential age discrimination in violation of the ADEA in hiring and discharge for all positions at all restaurant facilities.  We have denied the allegations in the lawsuit and are vigorously defending against both the suit and the DI.  Discovery in both matters is underway.  Despite the pending suit and DI, we do not believe that this matter will have a material adverse effect on our operations, financial position, or cash flows.

On November 8, 2010, a personal injury case styled Dan Maddy v. Ruby Tuesday, Inc., which had been filed in the Circuit Court for Rutherford County, Tennessee, was resolved through mediation.  Included in the Maddy settlement was a payment made by our secondary insurance carrier of $2,750,000.  Despite making this voluntary payment, our secondary insurance carrier filed a claim against us based on our alleged failure to timely notify the carrier of the Maddy case in accordance with the terms of the policy.

We believe our secondary insurance carrier received timely notice in accordance with the policy and we are vigorously defending this matter.  Should we incur potential liability to our secondary carrier, we believe we have indemnification claims against two claims administrators.

We believe, and have obtained a consistent opinion from outside counsel, that we have valid coverage under our insurance policies for any amounts in excess of our self-insured retention.  We believe this provides a basis for not recording a liability for any contingency associated with the Maddy settlement.  We further believe we have the right to the indemnification referred to above.  Based on the information currently available, our June 5, 2012 and May 31, 2011 Consolidated Balance Sheets reflect no accrual relating to the Maddy case.  There can be no assurance, however, that we will be successful in our defense of our carrier’s claim against us.

Purchase Commitments
We have minimum purchase commitments with various vendors. Outstanding commitments as of June 5, 2012 were approximately $85.7 million.  These obligations consist of supplies, advertising, utility contracts, and various types of meat, beverages, and other food products, which are an integral part of our business operations.

13.  Fair Value Measurements

The following table presents the fair values of our financial assets and liabilities measured at fair value on a recurring basis and the level within the fair value hierarchy in which the measurements fall (in thousands):

	Level	June 5, 2012	May 31, 2011
Deferred compensation plan: other investments – Assets	1	$7,974	$8,792
Deferred compensation plan: other investments – Liabilities	1	(7,974)	(8,792)
Deferred compensation plan: RTI common stock – Equity	1	1,008	–
Deferred compensation plan: RTI common stock – Equity	1	(1,008)	–
Total		$–	$–

The Ruby Tuesday, Inc. 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Ruby Tuesday, Inc. Restated Deferred Compensation Plan (the “Predecessor Plan”) are unfunded, non-qualified deferred compensation plans for eligible employees.  Assets earmarked to pay benefits under the Deferred Compensation Plan and Predecessor Plan are held by a rabbi trust.  We report the accounts of the rabbi trust in our Consolidated Financial Statements.  The other investments held by these plans are considered trading securities and are reported at fair value based on third-party broker statements.  The realized and unrealized holding gains and losses related to these other investments, as well as the offsetting compensation expense, is recorded in Selling, general, and administrative expense, net in the Consolidated Financial Statements.

The investment in RTI common stock and related liability payable in RTI common stock are reflected in Shareholders’ Equity in the Consolidated Balance Sheets.  For fiscal 2011, these amounts were excluded from the fair value table above as these were considered treasury shares and reported at cost.  Beginning in fiscal 2012, as the result of the adoption of a new accounting standard, the investment in RTI common stock is reported at fair value based on third-party broker statements.  Accordingly, during fiscal 2012 we began recording the realized and unrealized holding gains and losses related to the investment in RTI common stock, as well as the offsetting compensation expense, in Selling, general, and administrative expense, net in the Consolidated Financial Statements.

The following table presents the fair values for those assets and liabilities measured on a non-recurring basis and remaining on our Consolidated Balance Sheets as of June 5, 2012 and May 31, 2011 and the losses recognized from all such measurements during fiscal 2012 and 2011 (in thousands):

	Fair Value Measurements
	June 5, 2012	Level 1	Level 2	Level 3	Losses
Long-lived assets held for sale *	$26,495	$–	$26,495	$–	$891
Long-lived assets held for use	385	–	385	–	12,742
Total	$26,880	$–	$26,880	$–	$13,633

	Fair Value Measurements
	May 31, 2011	Level 1	Level 2	Level 3	Losses
Long-lived assets held for sale *	$24,686	$–	$24,686	$–	$1,600
Long-lived assets held for use	747	–	747	–	4,498
Total	$25,433	$–	$25,433	$–	$6,098

* Included in the carrying value of long-lived assets held for sale as of June 5, 2012 and May 31, 2011 are $21.8 million and $23.3 million, respectively, of assets included in Construction in progress and other in the Consolidated Balance Sheets as we do not expect to sell these assets within the next 12 months.

Long-lived assets held for sale are valued using Level 2 inputs, primarily information obtained through broker listings and sales agreements.  Costs to market and/or sell the assets are factored into the estimates of fair value for those assets included in Assets held for sale on our Consolidated Balance Sheets.

We review our long-lived assets (primarily property, equipment, and, as appropriate, reacquired franchise rights) related to each restaurant to be held and used in the business, whenever events or changes in circumstances indicate that the carrying amount of a restaurant may not be recoverable.

Long-lived assets held for use presented in the table above include restaurants or groups of restaurants that were impaired as a result of our quarterly impairment review.  From time to time, the table will also include closed restaurants or surplus sites not meeting held for sale criteria that have been offered for sale at a price less than their carrying value.

The Level 2 fair values of our long-lived assets held for use are based on broker estimates of the value of the land, building, leasehold improvements, and other residual assets.

Our financial instruments at June 5, 2012 and May 31, 2011 consisted of cash and short-term investments, accounts receivable and payable, long-term debt, letters of credit, and, as previously discussed, for fiscal 2011, deferred compensation plan investments.  The fair values of cash and short-term investments and accounts receivable and payable approximated carrying value because of the short-term nature of these instruments.  The carrying amounts and fair values of our other financial instruments not measured on a recurring basis using fair value, however subject to fair value disclosures are as follows (in thousands):

	June 5, 2012		May 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Deferred Compensation Plan
investment in RTI common stock*			$ 1,556	$ 1,653
Long-term debt and capital leases	$ 326,663	$ 312,225	344,274	348,272
Letters of credit	–	222	–	178
*Fiscal 2012 amounts are not presented for the investment in RTI common stock in the Deferred Compensation Plan as this investment is now measured at fair value on a recurring basis and is reflected in the table above.

We estimated the fair value of notes receivable, debt, franchise partnership guarantees, and letters of credit using market quotes and present value calculations based on market rates.

14.  Supplemental Quarterly Financial Data (Unaudited)

Quarterly financial results for the years ended June 5, 2012 and May 31, 2011, are summarized below.

(In thousands, except per-share data)
	For the Year Ended June 5, 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Revenues	$330,345	$307,405	$324,825	$363,203	$1,325,778
Gross profit*	$51,128	$42,685	$56,563	$69,721	$220,097
(Loss)/income before income taxes	$3,657	$(1,747)	$1,232	$(18,080)	$(14,938)
(Benefit)/provision for income taxes	564	254	(3,304)	(12,264)	(14,750)
Net (loss)/income	$3,093	$(2,001)	$4,536	$(5,816)	$(188)

(Loss)/earnings per share:
Basic	$0.05	$(0.03)	$0.07	$(0.09)	$(0.00)
Diluted	$0.05	$(0.03)	$0.07	$(0.09)	$(0.00)

	For the Year Ended May 31, 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Revenues	$302,686	$290,451	$319,063	$352,962	$1,265,162
Gross profit*	$57,741	$45,001	$54,367	$63,538	$220,647
Income before income taxes	$16,077	$5,268	$15,545	$15,732	$52,622
Provision/(benefit) for income taxes	3,680	703	(455)	1,816	5,744
Net income	$12,397	$4,565	$16,000	$13,916	$46,878

Earnings per share:
Basic	$0.19	$0.07	$0.25	$0.22	$0.73
Diluted	$0.19	$0.07	$0.25	$0.21	$0.72

*  We define gross profit as revenue less cost of merchandise, payroll and related costs, and other restaurant operating costs.

15.  Subsequent Events

Sale-leaseback transactions
Subsequent to June 5, 2012, we completed sale-leaseback transactions of the land and building for nine Company-owned Ruby Tuesday concept restaurants for gross cash proceeds of $20.2 million, exclusive of transaction costs of approximately $1.0 million.  Equipment was not included.  The carrying value of the properties sold was $14.2 million.  The leases have been classified as operating leases and have an initial term of 15 years, with renewal options of up to 20 years.  We realized gains on these transactions totaling $5.0 million, which have been deferred and are being recognized on a straight-line basis over the initial terms of the leases.

RT Midwest bankruptcy
On June 20, 2012, RT Midwest Holdings, LLC, RT Chicago Franchise, LLC, RT Midwest Real Estate, LLC, and RT Northern Illinois Franchise, LLC (collectively “RT Midwest”), filed for Chapter 11 protection in the United States Bankruptcy Court for the District of Minnesota.  RT Midwest is a traditional franchisee which operated 13 restaurants and had indebtedness of $2.3 million owed to RTI at the time of the Chapter 11 filing.  As discussed in Note 4 to the Consolidated Financial Statements, during the fourth quarter of fiscal 2012, we wrote off the $2.3 million in franchise fee receivables due from RT Midwest and the associated unearned franchise fees in anticipation of the Chapter 11 filing.

Related party agreement
On June 7, 2012, we entered into two marketing agreements with 50 Eggs.  As previously discussed in Note 4 to the Consolidated Financial Statements, the CEO of 50 Eggs, John Kunkel, previously was CEO of LMFG International, LLC, and is a current Lime Fresh franchisee.  Under the terms of the first agreement, 50 Eggs will provide marketing services for our Lime Fresh concept for a monthly fee of $52,500.  Under the terms of the second agreement, 50 Eggs will provide marketing services for our Marlin & Ray’s concept for a monthly fee of $26,250.  Both agreements expire on June 6, 2013.

Share-based compensation award
On July 24, 2012, the Executive Compensation and Human Resources Committee of the Board of Directors approved the grant of approximately 210,000 service-based restricted shares of common stock and 239,000 performance-based restricted shares of common stock under the terms of the 2003 SIP and 1996 SIP.  The service-based restricted shares will cliff vest 2.5 years following the grant date.  Vesting of the performance-based restricted shares is contingent upon the Company’s achievement of certain performance conditions related to fiscal 2013 performance, which will be measured in the first quarter of fiscal 2014.  In addition to satisfaction of the performance conditions for the performance-based restricted shares, recipients must satisfy the same service condition as described above for the service-based restricted shares.

Note 16. Supplemental Condensed Consolidating Financial Statements

As discussed in Note 7 to the Consolidated Financial Statements, the Senior Notes are a liability of Ruby Tuesday, Inc. (the “Parent”) and are guaranteed on a senior unsecured basis by our existing and future domestic restricted subsidiaries, subject to certain exceptions (the “Guarantors”).  Each of the Guarantors is wholly-owned by Ruby Tuesday, Inc.  None of the few remaining subsidiaries of Ruby Tuesday, Inc., which were primarily created to hold liquor license assets, guarantee the Senior Notes (the “Non-Guarantors”).  Our Non-Guarantor subsidiaries are immaterial and are aggregated within the Parent information disclosed below.

The following condensed consolidating financial statements present, on a supplemental basis, the financial position, results of operations, and statements of cash flows of the Parent, the Guarantors, and elimination entries necessary to consolidate the Parent and Guarantors.  Investments in wholly-owned subsidiaries are accounted for using the equity method for purposes of the consolidated presentation.  The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF JUNE 5, 2012
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$47,986	$198	$–	$48,184
Accounts receivable	2,234	2,466	–	4,700
Inventories	20,896	8,134	–	29,030
Income tax receivable	97,290	–	(96,453)	837
Deferred income taxes	19,030	8,104	–	27,134
Other current assets	15,216	3,167	–	18,383
Total current assets	202,652	22,069	(96,453)	128,268

Property and equipment, net	727,379	239,226	–	966,605
Goodwill	7,989	–	–	7,989
Investment in subsidiaries	204,386	–	(204,386)	–
Due from/(to) subsidiaries	78,799	245,257	(324,056)	–
Other assets	47,144	23,531	–	70,675
Total assets	$1,268,349	$530,083	$(624,895)	$1,173,537

	Parent	Guarantors	Eliminations	Consolidated

Liabilities & Shareholders’ Equity
Current liabilities:
Accounts payable	$28,302	$6,646	$–	$34,948
Accrued and other current liabilities	55,301	29,521	–	84,822
Current maturities of long-term debt,
including capital leases	(344)	12,798	–	12,454
Income tax payable	–	96,453	(96,453)	–
Total current liabilities	83,259	145,418	(96,453)	132,224

Long-term debt and capital leases,
less current maturities	246,892	67,317	–	314,209
Deferred income taxes	20,910	16,657	–	37,567
Due to/(from) subsidiaries	245,257	78,799	(324,056)	–
Other deferred liabilities	95,807	17,506	–	113,313
Total liabilities	692,125	325,697	(420,509)	597,313

Shareholders’ equity:
Common stock	$640	$–	$–	$640
Capital in excess of par value	90,856	–	–	90,856
Retained earnings	498,985	204,386	(204,386)	498,985
Accumulated other comprehensive loss	(14,257)	–	–	(14,257)
Total shareholders’ equity	576,224	204,386	(204,386)	576,224

Total liabilities & shareholders’ equity	$1,268,349	$530,083	$(624,895)	$1,173,537

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF MAY 31, 2011
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$9,490	$232	$–	$9,722
Accounts receivable	3,360	4,171	–	7,531
Inventories	24,619	9,851	–	34,470
Income tax receivable	72,608	–	(69,531)	3,077
Deferred income taxes	10,246	4,183	–	14,429
Other current assets	11,308	2,829	–	14,137
Total current assets	131,631	21,266	(69,531)	83,366

Property and equipment, net	779,718	251,433	–	1,031,151
Goodwill	1,440	14,131	–	15,571
Investment in subsidiaries	225,054	–	(225,054)	–
Due from/(to) subsidiaries	46,861	232,161	(279,022)	–
Other assets	41,924	15,014	–	56,938
Total assets	$1,226,628	$534,005	$(573,607)	$1,187,026

	Parent	Guarantors	Eliminations	Consolidated

Liabilities & Shareholders’ Equity
Current liabilities:
Accounts payable	$24,693	$5,114	$–	$29,807
Accrued and other current liabilities	48,650	25,777	–	74,427
Current maturities of long-term debt,
including capital leases	–	15,090	–	15,090
Income tax payable	–	69,531	(69,531)	–
Total current liabilities	73,343	115,512	(69,531)	119,324

Long-term debt and capital leases,
less current maturities	221,630	107,554	–	329,184
Deferred income taxes	20,396	22,527	–	42,923
Due to/(from) subsidiaries	232,161	46,861	(279,022)	–
Other deferred liabilities	87,385	16,497	–	103,882
Total liabilities	634,915	308,951	(348,553)	595,313

Shareholders’ equity:
Common stock	$651	$–	$–	$651
Capital in excess of par value	104,941	–	–	104,941
Retained earnings	499,173	225,054	(225,054)	499,173
Accumulated other comprehensive loss	(13,052)	–	–	(13,052)
Total shareholders’ equity	591,713	225,054	(225,054)	591,713

Total liabilities & shareholders’ equity	$1,226,628	$534,005	$(573,607)	$1,187,026

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FISCAL YEAR ENDED JUNE 5, 2012
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated
Revenue:
Restaurant sales and operating revenue	$955,744	$364,296	$–	$1,320,040
Franchise revenue	216	5,522	–	5,738
	955,960	369,818	–	1,325,778
Operating costs and expenses:
Cost of merchandise	275,555	104,965	–	380,520
Payroll and related costs	314,990	132,405	–	447,395
Other restaurant operating costs	189,775	76,872	–	266,647
Depreciation	48,393	16,904	–	65,297
Selling, general, and administrative	80,818	41,143	–	121,961
Intercompany selling, general, and
administrative allocations	71,670	(71,670)	–	–
Closures and impairments	13,213	5,452	–	18,665
Goodwill impairment	1,440	15,479	–	16,919
Equity in earnings of subsidiaries	(34,513)	–	34,513	–
Interest expense, net	13,295	10,017	–	23,312
Intcompany interest expense/(income)	13,096	(13,096)	–	–
	987,732	318,471	34,513	1,340,716

(Loss)/income before income taxes	(31,772)	51,347	(34,513)	(14,938)
(Benefit)/provision for income taxes	(31,584)	16,834	–	(14,750)

Net (loss)/income	$(188)	$34,513	$(34,513)	$(188)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FISCAL YEAR ENDED MAY 31, 2011
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated
Revenue:
Restaurant sales and operating revenue	$986,936	$271,079	$–	$1,258,015
Franchise revenue	429	6,718	–	7,147
	987,365	277,797	–	1,265,162
Operating costs and expenses:
Cost of merchandise	286,437	79,216	–	365,653
Payroll and related costs	319,145	96,055	–	415,200
Other restaurant operating costs	202,258	53,106	–	255,364
Depreciation	50,283	12,595	–	62,878
Selling, general, and administrative	58,912	34,202	–	93,114
Intercompany selling, general, and
administrative allocations	73,709	(73,709)	–	–
Closures and impairments	4,086	2,163	–	6,249
Equity in earnings of subsidiaries	(57,533)	500	57,607	574
Interest expense, net	8,157	5,351	–	13,508
Intcompany interest expense/(income)	12,888	(12,888)	–	–
	958,342	196,591	57,607	1,212,540

Income/(loss) before income taxes	29,023	81,206	(57,607)	52,622
(Benefit)/provision for income taxes	(17,855)	23,599	–	5,744

Net income/(loss)	$46,878	$57,607	$(57,607)	$46,878

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FISCAL YEAR ENDED JUNE 1, 2010
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated
Revenue:
Restaurant sales and operating revenue	$993,839	$194,204	$–	$1,188,043
Franchise revenue	299	6,454	–	6,753
	994,138	200,658	–	1,194,796
Operating costs and expenses:
Cost of merchandise	287,940	56,522	–	344,462
Payroll and related costs	319,746	69,365	–	389,111
Other restaurant operating costs	196,938	43,464	–	240,402
Depreciation	54,142	9,625	–	63,767
Selling, general, and administrative	65,663	12,455	–	78,118
Intercompany selling, general, and
administrative allocations	67,968	(67,968)	–	–
Closures and impairments	3,117	659	–	3,776
Equity in earnings of subsidiaries	(56,730)	(81)	57,139	328
Interest expense, net	13,576	3,498	–	17,074
Intcompany interest expense/(income)	12,560	(12,560)	–	–
	964,920	114,979	57,139	1,137,038

Income/(loss) before income taxes	29,218	85,679	(57,139)	57,758
(Benefit)/provision for income taxes	(16,126)	28,540	–	12,414

Net income/(loss)	$45,344	$57,139	$(57,139)	$45,344

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FISCAL YEAR ENDED JUNE 5, 2012
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$48,516	$105,820	$(42,085)	$112,251

Investing activities:
Purchases of property and equipment	(28,253)	(9,713)	–	(37,966)
Acquisition of franchise and other entities, net	(24,084)	–	–	(24,084)
Proceeds from sale-leaseback transactions	21,150	–	–	21,150
Proceeds from disposal of assets	5,834	160	–	5,994
Other, net	1,151	–	–	1,151
Net cash used by investing activities	(24,202)	(9,553)	–	(33,755)

Financing activities:
Proceeds from issuance of senior unsecured
notes	246,340	–		246,340
Net payments on revolving credit facility	(177,000)	–	–	(177,000)
Principal payments on long-term debt	(44,437)	(41,120)	–	(85,557)
Stock repurchases	(18,441)	–	–	(18,441)
Payment for debt issuance costs	(5,767)	–	–	(5,767)
Proceeds from exercise of stock options	355	–	–	355
Excess tax benefits from share-based
compensation	36	–	–	36
Intercompany transactions	13,096	(55,181)	42,085	–
Net cash provided/(used) by financing activities	14,182	(96,301)	42,085	(40,034)

Increase/(decrease) in cash and cash equivalents	38,496	(34)	–	38,462
Cash and cash equivalents:
Beginning of year	9,490	232	–	9,722
End of year	$47,986	$198	$–	$48,184

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FISCAL YEAR ENDED MAY 31, 2011
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$30,523	$123,534	$(37,765)	$116,292

Investing activities:
Purchases of property and equipment	(16,592)	(10,092)	–	(26,684)
Acquisition of franchise and other entities, net	(1,999)	(2,258)		(4,257)
Proceeds from disposal of assets	6,646	95	–	6,741
Other, net	(292)	–	–	(292)
Net cash used by investing activities	(12,237)	(12,255)	–	(24,492)

Financing activities:
Net payments on revolving credit facility	(26,800)	(41,100)	–	(67,900)
Principal payments on long-term debt	(4,001)	(19,436)	–	(23,437)
Payment for debt issuance costs	(2,812)	–	–	(2,812)
Proceeds from exercise of stock options	1,903	–	–	1,903
Excess tax benefits from share-based
compensation	599	–	–	599
Intercompany transactions	12,888	(50,653)	37,765	–
Net cash used by financing activities	(18,223)	(111,189)	37,765	(91,647)

Increase in cash and cash equivalents	63	90	–	153
Cash and cash equivalents:
Beginning of year	9,427	142	–	9,569
End of year	$9,490	$232	$–	$9,722

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FISCAL YEAR ENDED JUNE 1, 2010
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$120,332	$52,178	$(32,246)	$140,264

Investing activities:
Purchases of property and equipment	(13,988)	(3,684)	–	(17,672)
Proceeds from disposal of assets	4,676	803	–	5,479
Other, net	2,754	–	–	2,754
Net cash used by investing activities	(6,558)	(2,881)	–	(9,439)

Financing activities:
Net payments on revolving credit facility	(115,300)	–	–	(115,300)
Principal payments on long-term debt	(84,350)	(4,491)	–	(88,841)
Proceeds from issuance of stock, net of fees	73,125	–	–	73,125
Intercompany transactions	12,560	(44,806)	32,246	–
Net cash used by financing activities	(113,965)	(49,297)	32,246	(131,016)

Decrease in cash and cash equivalents	(191)	–	–	(191)
Cash and cash equivalents:
Beginning of year	9,618	142	–	9,760
End of year	$9,427	$142	$–	$9,569